EXECUTION VERSION

CUSIP Number: 75689PAJ3

$400,000,000
CREDIT AGREEMENT
Dated as of June 30, 2016
among
RED ROBIN INTERNATIONAL, INC.,
as Borrower,
RED ROBIN GOURMET BURGERS, INC.
as Parent,
THE DOMESTIC SUBSIDIARIES OF THE BORROWER
FROM TIME TO TIME PARTIES HERETO,
as Guarantors,
THE LENDERS PARTIES HERETO,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent
BANK OF AMERICA, N.A.
as Syndication Agent,
COMPASS BANK,
COOPERATIEVE RABOBANK U.A., NEW YORK BRANCH,
and
U.S. BANK NATIONAL ASSOCIATION,
as Documentation Agents
WELLS FARGO SECURITIES, LLC
and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Joint Lead Arrangers and Joint Bookrunners

CID #: 000004547
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TABLE OF CONTENTS

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Schedules

Schedule 1.1(a)	Commitments and Commitment Percentage
Schedule 1.1(b)	Existing Letters of Credit
Schedule 1.1(c)	Permitted Liens
Schedule 3.6	Litigation
Schedule 3.9	ERISA
Schedule 3.12	Subsidiaries
Schedule 3.16	Intellectual Property
Schedule 3.19(a)	Location of Real Property
Schedule 3.19(b)	Location of Collateral
Schedule 3.19(c)	Chief Executive Offices
Schedule 3.19(d)	Warehousemen; Bailees; Consignments
Schedule 3.21	Brokers Fees
Schedule 3.22	Labor Matters
Schedule 3.25	Material Contracts
Schedule 5.5(b)	Insurance
Schedule 6.1(b)	Indebtedness
Schedule 6.6	Investments
Exhibits

Exhibit 1.1(a)	Form of Account Designation Notice
Exhibit 1.1(b)	Form of Assignment and Assumption
Exhibit 1.1(c)	Form of Joinder Agreement
Exhibit 1.1(d)	Form of Notice of Borrowing
Exhibit 1.1(e)	Form of Notice of Conversion/Extension
Exhibit 2.1(e)	Form of Revolving Loan Note
Exhibit 2.4(d)	Form of Swingline Loan Note
Exhibit 2.18	Form of Tax Exempt Certificate
Exhibit 4.1(b)	Form of Secretary’s Certificate
Exhibit 4.1(h)	Form of Solvency Certificate
Exhibit 5.1(c)	Form of Officer’s Compliance Certificate

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CREDIT AGREEMENT, dated as of June 30, 2016, among RED ROBIN INTERNATIONAL, INC., a Nevada corporation, (the “Borrower”), RED ROBIN GOURMET BURGERS, INC., a Delaware corporation (the “Parent”) and those Domestic Subsidiaries of the Borrower identified as a “Guarantor” on the signature pages hereto and such other Domestic Subsidiaries of the Borrower as may from time to time become a party hereto, as Guarantors, the several banks and other financial institutions as may from time to time become parties to this Agreement (individually a “Lender” and collectively the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).
W I T N E S S E T H:
WHEREAS, the Borrower has requested that the Lenders agree to make loans and other financial accommodations to the Borrower in the amount of up to $400,000,000, as more particularly described herein; and
WHEREAS, the Lenders have agreed to make such loans and other financial accommodations to the Borrower on the terms and conditions contained herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

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ARTICLE I

DEFINITIONS
Section 1.1    Defined Terms.
As used in this Agreement, terms defined in the preamble to this Agreement have the meanings therein indicated, and the following terms have the following meanings:
“Accessible Borrowing Availability” shall mean, as of any date of determination, the amount that the Borrower is able to borrow on such date under the Revolving Committed Amount without a Default or Event of Default occurring or existing after giving pro forma effect to such borrowing.
“Account Designation Notice” shall mean the Account Designation Notice dated the Closing Date from the Borrower to the Administrative Agent substantially in the form attached hereto as Exhibit 1.1(a).
“Additional Commitment Lender” shall have the meaning set forth in Section 2.20(d).
“Additional Credit Party” shall mean each Person that becomes a Guarantor by execution of a Joinder Agreement in accordance with Section 5.10.
“Administrative Agent” or “Agent” shall have the meaning set forth in the first paragraph of this Agreement and shall include any successors in such capacity.
“Administrative Questionnaire” shall mean, with respect to any Lender, a document containing such Lender’s contact information for purposes of notices provided under this Credit Agreement and account details for purposes of payments made to such Lender under this Credit Agreement.
“Affiliate” shall mean as to any Person, any other Person (excluding any Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power either (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall be deemed an Affiliate of Borrower solely by reason of the relationship created by the Credit Documents.
“Agreement” or “Credit Agreement” shall mean this Credit Agreement, as amended, restated, amended and restated, extended, replaced, modified or supplemented from time to time in accordance with its terms.
“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

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“Applicable Percentage” shall mean, for any day, the rate per annum set forth below opposite the applicable Level then in effect, it being understood that the Applicable Percentage for (i) Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin,” (ii) LIBOR Rate Loans and the Letter of Credit Fee shall be the percentage set forth under the column “LIBOR Rate Margin/Letter of Credit Fee” and (iii) the Commitment Fee shall be the percentage set forth under the column “Commitment Fee”:

Level	Lease Adjusted Leverage Ratio	Base Rate Margin	LIBOR Rate Margin/Letter of Credit Fee	Commitment Fee
I	<3.50 to 1.00	0.25%	1.25%	0.20%
II	≥ 3.50 to 1.00 but <3.75 to 1.00	0.50%	1.50%	0.25%
III	≥ 3.75 to 1.00 but <4.00 to 1.00	0.75%	1.75%	0.30%
IV	≥ 4.00 to 1.00 but <4.25 to 1.00	1.00%	2.00%	0.35%
V	≥ 4.25 to 1.00	1.25%	2.25%	0.40%
The Applicable Percentage shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which the Administrative Agent has received from the Borrower the quarterly financial information and certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Sections 5.1(a), (b) and (c) (each an “Interest Determination Date”). Such Applicable Percentage shall be effective from such Interest Determination Date until the next Interest Determination Date. If the Borrower shall fail to provide the financial information and certifications in accordance with the provisions of Sections 5.1(a), (b) and (c), the Applicable Percentage shall, on the date five (5) Business Days after the date by which the Borrower was so required to provide such financial information and certifications to the Administrative Agent and the Lenders, be based on Level V until such time as such information and certifications are provided, whereupon the Level shall be determined by the then current Lease Adjusted Leverage Ratio. In the event that any financial statement or certification delivered pursuant to Section 5.1 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage for any period (an “Applicable Period”) than the Applicable Percentage applied for such Applicable Period, then the Borrower shall immediately (i) deliver to the Administrative Agent a corrected compliance certificate for such Applicable Period, (ii) determine the Applicable Percentage for such Applicable Period based upon the corrected compliance certificate, and (iii) immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Percentage for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.12. It is acknowledged and agreed that nothing contained herein shall limit the rights of the Administrative Agent and the Lenders under the Credit Documents, including their rights under Sections 2.9 and 7.1 and other of their respective rights under this Agreement. Notwithstanding the foregoing, the Applicable Percentage from the Closing Date through the first Interest Determination Date occurring after the last day of the fiscal quarter of the Borrower ending on or about September 30, 2016 shall be as set forth above opposite Level III.
“Approved Bank” shall have the meaning set forth in the definition of “Cash Equivalents.”

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“Approved Fund” shall mean, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Arrangers” shall mean Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their capacities as Joint Lead Arrangers and Joint Bookrunners.
“Assignment Agreement” shall mean an Assignment and Assumption Agreement, substantially in the form of Exhibit 1.1(b).
“Autoborrow Feature” shall mean that certain automated borrowing and repayment mechanism attached to a concentration account (the “Concentration Account”) maintained by the Borrower with the Swingline Lender which grants the Borrower the ability to automatically borrow and repay Swingline Loans through such Concentration Account.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.
“Base Rate” means:
(a)    in the case of Loans denominated in Dollars, at any time, the highest of (i) the Prime Rate, (ii) the Federal Funds Rate plus 0.50% and (iii) except during any period of time during which a notice delivered to the Borrower under Section 2.14 shall remain in effect, LIBOR for an Interest Period of one month plus 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or LIBOR; and
(b)    in the case of Loans that are denominated in Canadian Dollars, the highest of (i) the Canadian Prime Rate and (ii) except during any period of time during which a notice delivered to the Borrower under Section 2.14 with respect to the CDOR Rate shall remain in effect, the CDOR Rate for an Interest Period of one month plus 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Canadian Prime Rate or the CDOR Rate, as applicable.
“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate.
“Base Rent Expense” shall mean, for any period, all rental expense of the Parent and its Subsidiaries during such period, determined on a consolidated basis in accordance with GAAP, incurred under any rental agreements or leases of real or personal property, including space leases and ground leases and including performance‑based payments, if any, actually paid by the Parent and its Subsidiaries under any rental agreements or leases but excluding obligations in respect of Capital Leases, including performance-based payments, if any, actually paid by the Parent or any of its Subsidiaries under any rental agreements or leases and net of rental income derived from subleases of such property.

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“Borrower” shall have the meaning set forth in the first paragraph of this Agreement.
“Borrowing Date” shall mean, in respect of any Loan, the date such Loan is made.
“Business” shall have the meaning set forth in Section 3.10(b).
“Business Day” means (a) for all purposes other than as set forth in clauses (b) and (c) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business, (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan denominated in Dollars or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market and (c) with respect to all notices and determinations in connection with, and payments of principal and interest on, any Loan denominated in Canadian Dollars, (i) any day that is a Business Day described in clause (a) and (ii) with respect to any LIBOR Rate Loan that is denominated in Canadian Dollars, any day that is (x) a Business Day described in clauses (a) and (c)(i), (y) a day for trading by and between banks in Canadian Dollar deposits in the applicable offshore interbank market for Canadian Dollars, and (z) a day on which banks in Toronto, Ontario are open for the conduct of their commercial banking business.
“Canadian Dollar Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in Canadian Dollars as determined by the Administrative Agent or the Issuing Lender, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Canadian Dollars with Dollars.
“Canadian Dollar Sublimit” means an amount equal to the Dollar Equivalent of $20,000,000. The Canadian Dollar Sublimit is part of, and not in addition to, the aggregate Commitments of the Lenders.
“Canadian Prime Rate” means, for any day a fluctuating rate of interest per annum equal to the greater of (a) the per annum rate of interest quoted or established as the “prime rate” of the Administrative Agent which it quotes or establishes for such day as its reference rate of interest in order to determine interest rates for commercial loans made by the Administrative Agent in Canadian Dollars; and (b) the average CDOR Rate for a 30-day term plus ½ of 1% per annum, adjusted automatically with each quoted or established change in such rate, all without the necessity of any notice to any Borrower or any other Person. Such prime rate is based on various factors including cost and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate shall take effect at the opening of business on the day specified in the public announcement of such change.
“Capital Lease” shall mean any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.
“Capital Lease Obligations” shall mean the capitalized lease obligations relating to a Capital Lease determined in accordance with GAAP.
“Capital Stock” shall mean (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation

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that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing not more than 365 days from the date of acquisition thereof, (b) commercial paper maturing no more than six months from the date of creation thereof and currently having the highest short term rating obtainable from either S&P or Moody’s, (c) certificates of deposit maturing no more than 365 days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of at least “A-1” from S&P and at least “P-1” from Moody’s (or, if at any time neither S&P or Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, (d) time deposits maturing no more than 364 days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder, (e) repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (a) and (c) above entered into with any bank meeting the qualifications specified in clause (c) above or securities dealers of recognized national standing, (f) marketable short-term money market and similar funds (x) either having assets in excess of $500,000,000 or (y) having a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service), (g) shares of money market or similar funds that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (f) above, and (h) with respect to Foreign Subsidiaries, instruments equivalent to those referred to in clauses (a) through (g) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, credit card processing, electronic funds transfer and other cash management arrangements.
“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, in its capacity as a party to such Cash Management Agreement.
“CDOR Rate” means:
(a)    for any interest rate calculation with respect to a Base Rate Loan denominated in Canadian Dollars, the rate of interest per annum determined on the basis of an average thirty (30) day rate applicable to Canadian Dollar bankers’ acceptances appearing on the “Reuters Screen CDOR Page” (as defined in the International Swap Dealer Association, Inc.’s definitions, as amended, restated, supplemented or otherwise modified from time to time), or any successor page, as of 10:00 a.m. on such date (or if such day is not a Business Day, then on the immediately preceding Business Day); or
(b)    for any interest rate calculation with respect to a LIBOR Rate Loan denominated in Canadian Dollars, the rate of interest per annum determined on the basis of the average rate

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applicable to Canadian Dollar bankers’ acceptances having a maturity comparable to the applicable Interest Period appearing on the “Reuters Screen CDOR Page” (as defined in the International Swap Dealer Association, Inc.’s definitions, as amended, restated, supplemented or otherwise modified from time to time), or any successor page, as of 10:00 a.m. on the first day of the applicable Interest Period (or if such day is not a Business Day, then on the immediately preceding Business Day).
If, for any reason, such rate does not appear on the Reuters Screen CDOR Page, then the “CDOR Rate” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Canadian Dollars would be offered by first class banks in Canada to the Administrative Agent. Each calculation by the Administrative Agent of the CDOR Rate shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding the foregoing, if the CDOR Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Change of Control” shall mean any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act) becoming the “beneficial owner” (as defined in Rule l3d‑3 under the Securities Exchange Act) of more than 35% of then outstanding Voting Stock of the Parent, measured by voting power rather than the number of shares.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Closing Date” shall mean the date of this Agreement.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” shall mean a collective reference to the collateral which is identified in, and at any time will be covered by, the Security Documents and any other personal property or assets of a Credit Party, whether tangible or intangible, that may from time to time secure the Secured Obligations.
“Commitment” shall mean, as to any Lender, the obligation of such Lender (a) to make Revolving Loans to the account of the Borrower hereunder, (b) purchase Participation Interests in the Letters of Credit pursuant to Section 2.3(c) and (c) purchase Participation Interests in Swingline Loans as provided in Section 2.4(b)(ii), in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name under the heading “Commitment” on Schedule 1.1(a) hereto or in the Assignment and Assumption pursuant to which such Lender becomes party hereto, as applicable, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 2.5). The aggregate Commitments of all the Lenders on the Closing Date is $400,000,000.
“Commitment Fee” shall have the meaning set forth in Section 2.6(a).

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“Commitment Percentage” means, as to any Lender at any time, the ratio of (a) the amount of the Commitment of such Lender to (b) the Commitment of all the Lenders.
“Commitment Period” shall mean (a) with respect to Revolving Loans and Swingline Loans, the period from and including the Closing Date to but excluding the Maturity Date and (b) with respect to Letters of Credit, the period from and including the Closing Date to but excluding the date that is thirty (30) days prior to the Maturity Date.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § et seq.).
“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.
“Concentration Account” shall have the meaning set forth in the definition of “Autoborrow Feature”.
“Consolidated” or “consolidated” shall mean, with reference to any term defined herein, such term as applied to the accounts of the Parent and its Subsidiaries, consolidated in accordance with GAAP.
“Consolidated Cash Flow” shall mean, for any period, an amount equal to (i) Consolidated EBITDA for such period, minus (ii) Maintenance Capital Expenditures for such period.
“Consolidated Cash on Hand” shall mean, as of any date of determination, the sum of the amount of cash and Cash Equivalents of the Credit Parties on a consolidated basis as set forth on (or that would be set forth on) the consolidated balance sheet of Parent and its Subsidiaries as of such date (it being understood that such amount shall exclude in any event any cash and Cash Equivalents identified on such balance sheet as “restricted” as determined in accordance with GAAP (other than cash or Cash Equivalents restricted in favor of the Administrative Agent or the other holders of the Obligations) or otherwise subject to a security interest in favor of any other Person (other than security interests under the Collateral Documents)).
“Consolidated Debt Service” shall mean, with respect to the Parent and its Subsidiaries and for any period, the sum, without duplication, of (i) Consolidated Interest Expense for such period, plus (ii) any and all scheduled repayments of principal during such period in respect of Indebtedness that becomes due and payable during such period pursuant to any agreement or instrument to which the Parent or any of its Subsidiaries is a party relating to or in respect of (without duplication) (A) the borrowing of money, including the issuance of notes or bonds, (B) the deferred purchase price of assets (other than trade payables or accrued liabilities arising in the ordinary course of business), (C) any Capital Leases, and (D) Indebtedness of another Person of the type referred to in clauses (A) through (C) above guaranteed by the Parent or any of its Subsidiaries. Demand obligations shall be deemed to be due and payable during any fiscal period during which such obligations are outstanding.
“Consolidated EBITDA” shall mean, with respect to any period, an amount equal to the sum of (i) Consolidated Net Income for such period, plus (ii) in each case to the extent deducted in the calculation of Consolidated Net Income and without duplication, (A) depreciation and amortization for such period, plus (B) income tax expense for such period, plus (C) Consolidated Interest Expense for such period, plus (D) other non-cash charges for such period that will not result in cash payments in a subsequent period, plus (E) the amount of any prepayment penalties incurred as a result of extraordinary debt extinguishment, all as determined in accordance with GAAP, plus (F) Pre-Opening Costs for such period not to exceed $300,000 per unit, plus (G) unusual or non-recurring cash losses, expense and other charges in an amount not to exceed $5,000,000 in any period of four consecutive fiscal quarters, plus (H) net proceeds received from business

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interruption insurance, plus (I) pro forma costs savings in connection with an acquisition, divestiture, restructuring or reorganization occurring prior to the time that Consolidated EBITDA is to be determined; provided that (1) such cost savings are calculated on a basis consistent with Regulation S-X or are otherwise factually supportable and measureable and determined in good faith by the Credit Parties, in each case as certified by the Chief Financial Officer of the Parent to the Administrative Agent, (2) such cost savings must be projected to be realized within the four quarter period following the date as of which Consolidated EBITDA is being determined and (3) the aggregate amount added back to Consolidated Net Income pursuant to this clause (I) when calculating Consolidated EBITDA for any applicable period shall not exceed the lesser of  (I) the actual amount of cost savings expected in good faith to be realized by the Parent and its Subsidiaries during the four quarter period following the date as of which Consolidated EBITDA is being determined (as opposed to the annualized impact of such cost savings) and (II) $5,000,000, plus (J) cash charges related to restructuring or cost reduction initiatives in an aggregate amount not to exceed $5,000,000 in any period of four consecutive fiscal quarters, minus (K) non-cash gains and non-recurring or unusual cash gains for such period (but excluding a one time pre-tax adjustment in such period for gift card breakage recognized by the Borrower).
“Consolidated EBITDAR” means, for any period, the sum of (i) Consolidated EBITDA of the Parent and its Subsidiaries for such period plus (ii) Consolidated Rental Expense for such period.
“Consolidated Interest Expense” shall mean, for any period, the aggregate amount of interest required to be paid or accrued by the Parent and its Subsidiaries during such period on all Indebtedness (other than synthetic leases and other similar off-balance sheet financing products) of the Parent and its Subsidiaries outstanding during all or any part of such period (excluding amounts paid during such period that were accrued in a prior period), whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any Capital Lease and commitment fees, agency fees, facility fees and similar fees or expenses in connection with the borrowing of money (but excluding the amortization of transaction fees in connection with the closing of this Agreement).
“Consolidated Net Income” shall mean, for any period, the consolidated net income (or deficit) of the Parent and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP, after eliminating therefrom (i) all extraordinary items of income and (ii) all gains attributable to sales of assets outside the ordinary course of business.
“Consolidated Rental Expense” shall mean, for any period, an amount equal to the aggregate amount of fixed and contingent property rent under operating (non-capital) leases of real and personal property that is paid or payable by the Parent and its Subsidiaries (excluding any charges for common area maintenance, rental taxes and personal property taxes) for such period and determined on a consolidated basis in accordance with GAAP.
“Copyright Licenses” shall mean any agreement (other than any franchise agreement), whether written or oral, providing for the grant by or to a Credit Party or any Subsidiary thereof of any right under any Copyright, including, without limitation, any thereof referred to in Schedule 3.16 to this Agreement.
“Copyrights” shall mean all copyrights (other than copyrights of de minimis value) owned by the Credit Parties and their Subsidiaries in all works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in Schedule 3.16 and all renewals thereof.

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“Credit Documents” shall mean this Agreement, each of the Notes, any Joinder Agreement, the Letters of Credit and any other LOC Documents, any Assignment Agreement, the Security Documents and all other agreements, documents, certificates and instruments (excluding (i) any such agreements, documents, certificates or instruments which are purely administrative in nature and (ii) any agreements, documents, certificates and instruments related to any Hedging Agreement or Cash Management Agreement) delivered to the Administrative Agent or any Lender by any Credit Party in connection herewith or therewith.
“Credit Party” or “Credit Parties” shall mean any of the Borrower or the Guarantors, individually or collectively, as appropriate.
“Default” shall mean any of the events specified in Section 7.1, whether or not any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.
“Defaulting Lender” shall mean, subject to Section 2.21(g), any Lender that (a) has failed to fund any portion of the Revolving Loans, participations in LOC Obligations or participations in Swingline Loans required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless such amount is the subject of a good faith dispute, (c) has notified the Borrower, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement (except to the extent made in a good faith belief that the conditions to funding hereunder have not been satisfied) or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or under other agreements in which it commits or is obligated to extend credit, or (d) has, or has a direct or indirect parent company that has, become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent holding company thereof or the exercise of control over a Lender or a Person controlling such Lender by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.
“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Canadian Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Canadian Dollars.
“Domestic Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s Domestic Lending Office located in the United States as shown in such Lender’s Administrative Questionnaire; and thereafter, such other office of such Lender located in the United States as such Lender

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may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which Base Rate Loans of such Lender are to be made.
“Domestic Subsidiary” shall mean any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from the release or disposal, or threat of release or disposal, of Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.
“Environmental Laws” shall mean any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Agreement.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar Reserve Percentage” shall mean for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

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“Event of Default” shall mean any of the events specified in Section 7.1; provided, however, that any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.
“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor, or the grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation; provided that, for the avoidance of doubt, in determining whether any Guarantor is an “eligible contract participant” under the Commodity Exchange Act, the keepwell agreement set forth in Section 10.10 shall be taken into account. If a Swap Obligation arises under a “master agreement” governing more than one Hedging Agreement, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Hedging Agreements for which such Guaranty or security interest is or becomes illegal.
“Existing Credit Agreement” shall mean that certain Credit Agreement, dated as of July 2, 2014, among the Borrower, the Guarantors party thereto, the several banks and other financial institutions party thereto and the Administrative Agent (as amended, modified or supplemented prior to the Closing Date).
“Existing Letters of Credit” shall mean the letters of credit described by date of issuance, amount, purpose and the date of expiry on Schedule 1.1(b) hereto.
“Existing Maturity Date” shall have the meaning set forth in Section 2.20(a).
“Expansion Capital Expenditures” shall mean, for any period, all capital expenditures of the Parent and its Subsidiaries on a consolidated basis for such period (as determined in accordance with GAAP) relating to (i) the construction of new stores and/or distribution centers to be operated by the Parent or any of its Subsidiaries, (ii) the Store Rebranding and Outfitting Program and (iii) information technology and software update projects. The term “Expansion Capital Expenditures” shall not include capital expenditures in respect of the reinvestment of proceeds derived from Recovery Events received by the Parent and its Subsidiaries to the extent that such reinvestment is permitted under the Credit Documents.
“Extension of Credit” shall mean, as to any Lender, the making of a Loan by such Lender or the issuance, extension or increase of, or participation in, a Letter of Credit by such Lender.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing,

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if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Letters” shall mean, collectively, (i) the letter agreement dated June 15, 2016 among the Borrower, Wells Fargo and Wells Fargo Securities, LLC (as amended, modified or otherwise supplemented) and (ii) the letter agreement dated June 23, 2016 among the Borrower, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (as amended, modified or otherwise supplemented).
“Fixed Charge Coverage Ratio” shall mean, for any Reference Period, the ratio of (i) Consolidated Cash Flow for such Reference Period plus Base Rent Expense for such Reference Period to (ii) Consolidated Debt Service for such Reference Period plus Base Rent Expense for such Reference Period plus cash payments for all income taxes paid by the Parent and its Subsidiaries during such Reference Period.
“Foreign Lender” means each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code).
“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Commitment Percentage of the outstanding LOC Obligations other than LOC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateral or other credit support acceptable to the Issuing Lender shall have been provided in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Commitment Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, repaid by the Borrower or for which cash collateral or other credit support acceptable to the Swingline Lender shall have been provided in accordance with the terms hereof.
“Funded Debt” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) the principal portion of all obligations of such Person under Capital Leases, (f) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (g) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration, (h) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (i) all net payment obligations of such Person under Hedging Agreements, excluding any portion thereof which would be accounted for as interest expense under GAAP, (j) all Indebtedness of others of the type described in clauses (a) through (i) hereof secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (k) all Guaranty Obligations of such Person with respect to Indebtedness of another Person of the type described in clauses

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(a) through (j) hereof, and (l) all Indebtedness of the type described in clauses (a) through (j) hereof of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer; provided, however, that Funded Debt shall not include Indebtedness among the Credit Parties to the extent such Indebtedness would be eliminated on a Consolidated basis.
“GAAP” shall mean generally accepted accounting principles in effect in the United States of America applied on a consistent basis, subject, however, in the case of determination of compliance with the financial covenants set out in Section 5.9 to the provisions of Section 1.3.
“Government Acts” shall have the meaning set forth in Section 2.19.
“Government Obligations” shall have the meaning set forth in the definition of “Cash Equivalents.”
“Governmental Approvals” shall have the meaning set forth in Section 3.5(a).
“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union, the European Central Bank, the Bank for International Settlements and the Basel Committee on Banking Supervisions (or any successor or similar authority)).
“Guarantor” shall mean (a) the Parent, (b) each Domestic Subsidiary of the Parent identified as a “Guarantor” on the signature pages hereto, (c) each Additional Credit Party (other than Liquor License Subsidiaries and Immaterial Subsidiaries) which executes a Joinder Agreement, (d) with respect to (i) all existing or future payment and other obligations owing by any Credit Party under any Secured Hedging Agreement and any Secured Cash Management Agreement, and (ii) any Swap Obligation of a Specified Credit Party (determined before giving effect to Section 10.1 and 10.10) under the Guaranty, the Borrower, and (e) the successors and permitted assigns of the foregoing.
“Guaranty” shall mean the guaranty of the Guarantors set forth in Article X.
“Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the lesser of (a) the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation.

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“Hazardous Materials” shall mean any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.
“Hedge Bank” shall mean any Person that enters into a Secured Hedging Agreement with a Credit Party or any of its Subsidiaries that is permitted by Section 6.1 to the extent such Person is a Lender, an Affiliate of a Lender or any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into the Secured Hedging Agreement but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under the Credit Agreement.
“Hedging Agreements” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements.
“Immaterial Subsidiary” means, as of any date, any Subsidiary that (a) had (or would have, if newly formed, created or acquired) total assets representing 2.5% or less of the total consolidated assets of the Parent and its Subsidiaries on the last day of the most recent fiscal quarter ended prior to such date of determination (such quarter end date, the “Test Date”) and (b) generated (or would have generated, if newly formed, created or acquired) 2.5% or less of the Consolidated EBITDA of the Parent and its Subsidiaries for the four fiscal quarter period ended as of the Test Date; provided that (i) the total assets held by all Subsidiaries treated as Immaterial Subsidiaries hereunder shall not exceed 5.0% or more of the total consolidated assets of the Parent and its Subsidiaries as of the Test Date and (ii) the total Consolidated EBITDA generated by all Subsidiaries treated as Immaterial Subsidiaries hereunder shall not exceed 5.0% or more of the Consolidated EBITDA of the Parent and its Subsidiaries for the four fiscal quarters period ended as of the Test Date.
“Incremental Lender” has the meaning assigned thereto in Section 2.5.
“Incremental Loan Commitment” has the meaning assigned thereto in Section 2.5.
“Incremental Loans” has the meaning assigned thereto in Section 2.5.
“Incremental Revolving Credit Commitment” has the meaning assigned thereto in Section 2.5(a)(ii).
“Incremental Revolving Credit Increase” has the meaning assigned thereto in Section 2.5(a)(ii).
“Incremental Term Loan” has the meaning assigned thereto in Section 2.5(a)(i).

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“Incremental Term Loan Commitment” has the meaning assigned thereto in Section 2.5(a)(i).
“Incremental Term Note” means a promissory note made by the Borrower in favor of a Lender evidencing the portion of the Incremental Term Loans made by such Lender, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all Capital Lease Obligations of such Person, (i) all net payment obligations of such Person under Hedging Agreements, excluding any portion thereof which would be accounted for as interest expense under GAAP, (j) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration, (l) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product and (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer; provided however that Indebtedness shall not include Indebtedness among the Credit Parties to the extent such Indebtedness would be eliminated on a Consolidated basis.
“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.
“Insolvent” shall mean being in a condition of Insolvency.
“Intellectual Property” shall mean, collectively, all Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses.
“Interest Payment Date” shall mean (a) as to any Base Rate Loan, the last day of each March, June, September and December and on the Maturity Date, (b) as to any LIBOR Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any LIBOR Rate Loan having an Interest Period longer than three months, the day that is three months after the first day of such Interest Period and the last day of such Interest Period.
“Interest Period” shall mean, with respect to any LIBOR Rate Loan,
(i)    initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such LIBOR Rate Loan and ending (A) with respect to any such LIBOR Rate Loan denominated in Dollars, one, two, three or six months or, if

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agreed by all of the relevant Lenders, one week, thereafter and (B) with respect to any such LIBOR Rate Loan denominated in Canadian Dollars, one or two months thereafter, in each case, as selected by the Borrower in the Notice of Borrowing or Notice of Conversion given with respect thereto; and
(ii)    thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending (A) with respect to any such LIBOR Rate Loan denominated in Dollars, one, two, three or six months thereafter, and (B) with respect to any such LIBOR Rate Loan denominated in Canadian Dollars, one or two months thereafter, in each case, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;
provided that the foregoing provisions are subject to the following:
(A)    if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(B)    any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;
(C)    if the Borrower shall fail to give notice as provided above, the Borrower shall be deemed to have selected a Base Rate Loan to replace the affected LIBOR Rate Loan;
(D)    no Interest Period in respect of any Loan shall extend beyond the applicable Maturity Date; and
(E)    no more than seven (7) LIBOR Rate Loans may be in effect at any time. For purposes hereof, LIBOR Rate Loans with different Interest Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date and have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.
“Investment” shall mean all investments, in cash or by delivery of property made, directly or indirectly in or to any Person, whether by acquisition of shares of Capital Stock, property, assets, indebtedness or other obligations or securities or by loan advance, capital contribution or otherwise.
“Issuing Lender” shall mean Wells Fargo or any successor in such capacity.
“Issuing Lender Fees” shall have the meaning set forth in Section 2.6(c).

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“Joinder Agreement” shall mean a Joinder Agreement substantially in the form of Exhibit 1.1(c), executed and delivered by an Additional Credit Party in accordance with the provisions of Section 5.10.
“Lease Adjusted Leverage Ratio” shall mean, for any Reference Period, as of the end of any fiscal quarter of the Parent the ratio of (a) the sum of (i) Funded Debt of the Parent and its Subsidiaries on a consolidated basis outstanding on such date plus (ii) the product of Consolidated Rental Expense for the Reference Period ending on such date multiplied by eight (8) to (b) Consolidated EBITDAR for the Reference Period ending on such date.
“Lender” shall have the meaning set forth in the first paragraph of this Agreement and shall include the Revolving Lenders, the Issuing Lender and the Swingline Lender.
“Lender Commitment Letter” shall mean, with respect to any Lender, the letter (or other correspondence) to such Lender from the Administrative Agent notifying such Lender of its Commitment and/or Commitment Percentage.
“Lender Joinder Agreement” means a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent delivered in connection with Section 2.5.
“Letter of Credit Fee” shall have the meaning set forth in Section 2.6(b).
“Letters of Credit” shall mean (a) any letter of credit issued by the Issuing Lender pursuant to the terms hereof and (b) any Existing Letter of Credit, in each case as such Letter of Credit may be amended, modified, restated, extended, renewed, increased or replaced from time to time in accordance with the terms of this Agreement. Letters of Credit shall be issued in Dollars.
“LIBOR” shall mean,
(a)    for any interest rate calculation with respect to a LIBOR Rate Loan:
(i)    in the case of a LIBOR Rate Loan denominated in Dollars, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period; and
(ii)    in the case of a LIBOR Rate Loan denominated in Canadian Dollars, the CDOR Rate per annum; and
(b)    for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or any applicable successor page)

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at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page) then “LIBOR” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.
“LIBOR Lending Office” shall mean, initially, the office(s) of each Lender designated as such Lender’s LIBOR Lending Office shown in such Lender’s Administrative Questionnaire; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.
“LIBOR Rate” shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:
LIBOR Rate =             LIBOR
1.00 ‑ Eurodollar Reserve Percentage
Notwithstanding the foregoing, if the LIBOR Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“LIBOR Rate Loan” shall mean Loans the rate of interest applicable to which is based on the LIBOR Rate. LIBOR Rate Loans may be denominated in Dollars or in Canadian Dollars.
“Lien” shall mean any mortgage, pledge, hypothecation, assignment for security purposes, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).
“Liquor License Subsidiaries” shall mean a collective reference to Red Robin of Anne Arundel, Inc., Red Robin of Baltimore County, Inc., Red Robin of Montgomery County, Inc., Red Robin of Howard County, Inc., Red Robin of Charles County, Inc., Red Robin West Walnut Club, Inc., Red Robin of St. Mary’s County, Inc., Red Robin of Frederick County, LLC, Red Robin of Harford County, Inc., and any other current or future special purpose Subsidiary of a Credit Party whose primary asset is, and sole purpose is holding, liquor licenses and other operations incidental thereto; no Liquor License Subsidiary shall be or become a Credit Party.
“Loan” shall mean a Revolving Loan, an Incremental Term Loan and/or a Swingline Loan as appropriate.
“LOC Documents” shall mean, with respect to each Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or (ii) any collateral security for such obligations.

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“LOC Obligations” shall mean, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.
“LOC Sublimit” shall have the meaning set forth in Section 2.3(a).
“Maintenance Capital Expenditures” shall mean all capital expenditures of the Parent and its Subsidiaries on a consolidated basis (as determined in accordance with GAAP) other than Expansion Capital Expenditures. The term “Maintenance Capital Expenditures” shall not include capital expenditures in respect of the reinvestment of proceeds derived from Recovery Events received by the Parent and its Subsidiaries to the extent that such reinvestment is permitted under the Credit Documents.
“Mandatory Borrowing” shall have the meaning set forth in Section 2.4(b)(ii).
“Mandatory LOC Borrowing” shall have the meaning set forth in Section 2.3(e).
“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Credit Parties and their Subsidiaries, taken as a whole, (b) the ability of the Borrower or any Guarantor to perform its obligations after giving effect to any cure period hereunder, when such obligations are required to be performed, under this Agreement, any of the Notes or any other Credit Document or (c) the validity or enforceability of this Agreement, any of the Notes or any of the other Credit Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder or the perfection or priority of any Lien on any material property or material assets in favor of the Administrative Agent.
“Material Contract” shall mean any contract or agreement, whether written or oral, to which any Credit Party or any of its Subsidiaries is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect, including the contracts and agreements set forth on Schedule 3.25.
“Maturity Date” shall mean (i) with respect to the Revolving Loans, the earliest to occur of (a) June 30, 2021 (or, if the Maturity Date is extended pursuant to Section 2.20, such extended Maturity Date as determined pursuant to such Section 2.20), (b) the date of termination of the entire Revolving Committed Amount by the Borrower pursuant to Section 2.7, and (c) the date of termination of the Commitments pursuant to Section 7.2 and (ii) with respect to the Incremental Term Loans, the earliest to occur of (a) the maturity date agreed to by the Incremental Lenders pursuant to Section 2.5, and (b) the date of acceleration of the Loans pursuant to Section 7.2.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Multiemployer Plan” shall mean a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Extending Lender” shall have the meaning set forth in Section 2.20(b).

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“Note” or “Notes” shall mean the Revolving Notes, the Swingline Note and the Incremental Term Notes, separately or individually, as appropriate.
“Notice Date” shall have the meaning set forth in Section 2.20(b).
“Notice of Borrowing” shall mean a request for a Revolving Loan borrowing pursuant to Section 2.1(b)(i) or a request for a Swingline Loan borrowing pursuant to Section 2.4(b)(i), as appropriate. A Form of Notice of Borrowing is attached as Exhibit 1.1(d).
“Notice of Conversion/Extension” shall mean the written notice of conversion of a LIBOR Rate Loan to a Base Rate Loan or a Base Rate Loan to a LIBOR Rate Loan, or extension of a LIBOR Rate Loan, in each case substantially in the form of Exhibit 1.1(e).
“Obligations” shall mean, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the LOC Obligations and (c) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties and each of their respective Subsidiaries to the Lenders or the Administrative Agent, in each case under any Credit Document, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Operating Lease” shall mean, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.
“Other Connection Tax” means with respect to any Recipient, any tax, levy, impost, duty, fee, assessment or other charge imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such tax, levy, impost, duty, fee, assessment or other charge (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Credit Document, or sold or assigned an interest in any Loan or Credit Document).
“Parent” shall mean Red Robin Gourmet Burgers, Inc., a Delaware corporation.
“Participant” shall have the meaning set forth in Section 9.6(d).
“Participant Register” shall have the meaning set forth in Section 9.6(d).
“Participation Interest” shall mean the purchase by a Lender of a participation interest in Letters of Credit as provided in Section 2.3 and in Swingline Loans as provided in Section 2.4.

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“Patent Licenses” shall mean all agreements, whether written or oral, providing for the grant by or to a Credit Party or any Subsidiary thereof of any right to manufacture, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in Schedule 3.16 to the Agreement.
“Patents” shall mean all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof, including, without limitation, any thereof referred to in Schedule 3.16 to this Agreement, and (ii) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations and continuations-in-part and substitutes thereof, including, without limitation, any thereof referred to in Schedule 3.16 to this Agreement, in each case of the Credit Parties and their Subsidiaries.
“Patriot Act” shall have the meaning set forth in Section 9.19.
“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.
“Permitted Acquisition” shall mean an acquisition or any series of related acquisitions by a Credit Party of all or substantially all of the assets or a majority of Capital Stock of a Person that is incorporated, formed or organized in the United States or Canada or any division, line of business or other business unit of a Person that is incorporated, formed or organized in the United States (such Person or such division, line of business or other business unit of such Person referred to herein as the “Target”), in each case that is a (i) purchase or repurchase of a Red Robin franchise, (ii) a purchase of a Target that is converted into one or more Red Robin restaurants or (iii) a purchase of a Target that operates restaurants with a concept or products similar to that of Red Robin, so long as (a) no Default or Event of Default shall then exist or will exist after giving effect thereto, (b) the Credit Parties shall demonstrate to the reasonable satisfaction of the Administrative Agent that (i) the Credit Parties will be in compliance on a Pro Forma Basis upon the consummation of any such acquisition with all of the terms and provisions of the financial covenants set forth in Section 5.9 and (ii) on a Pro Forma Basis upon the consummation of any such acquisition, the Lease Adjusted Leverage Ratio is at least 0.25x less than the maximum Lease Adjusted Leverage Ratio then permitted under Section 5.9(a) at the time such acquisition is consummated, (c) there is at least $20,000,000 of Accessible Borrowing Availability after giving effect thereto, (d) the Administrative Agent, on behalf of the Lenders, shall have received (or shall receive in connection with the closing of such acquisition), in each case to the extent required in accordance with the terms of Section 5.12 or otherwise hereunder, a first priority perfected security interest (subject to Permitted Liens) in all personal property (including, without limitation, Capital Stock) acquired with respect to the Target, and if the Capital Stock of the Target is acquired and the Target becomes a Domestic Subsidiary that is not a Liquor License Subsidiary, then such Target shall, in connection with the closing of such acquisition, execute and deliver to the Administrative Agent a Joinder Agreement in accordance with the terms of Section 5.10, (e) the Target in any acquisition involving Total Consideration in excess of $5,000,000 has earnings before interest, taxes, depreciation and amortization for the four fiscal quarter period most recently ended prior to the acquisition date in an amount greater than $0 and (f) such acquisition is not a “hostile” acquisition and has been approved by the applicable Credit Party and the Target.
“Permitted Investments” shall mean:
(i)    cash and Cash Equivalents;

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(ii)    receivables owing to any Credit Party or any of its Subsidiaries, and advances to suppliers and other extensions of trade credit, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
(iii)    Investments or loans (pursuant to Section 6.1(d)) made by a Credit Party in or to another Credit Party;
(iv)    (A) loans and advances to employees to finance purchases of Capital Stock of the Parent in an aggregate amount not to exceed $500,000 and (B) advances to officers, directors and employees for travel and other ordinary course expenses and other loans and advances to employees, in an aggregate amount not to exceed $500,000 at any time outstanding;
(v)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of franchisees, suppliers and customers and in settlement of delinquent obligations of, and other disputes with franchisees, customers and suppliers arising in the ordinary course of business;
(vi)    non-cash consideration received in connection with sales of property or assets permitted under Section 6.5(a);
(vii)    Permitted Acquisitions;
(viii)    Guaranty Obligations permitted by Section 6.3;
(ix)    Investments existing as of the Closing Date as set forth on Schedule 6.6;
(x)    Investments to the extent permitted under Section 6.11(c) and (d);
(xi)    Investments (A) the consideration for which is paid in the form of Capital Stock of the Parent or (B) made with the proceeds of an issuance of Capital Stock by the Parent;
(xii)    any Investment made by any Credit Party in RRGB Canada existing on the Closing Date; and
(xiii)    in addition to the Investments otherwise expressly permitted by this definition, other Investments by any Credit Party in an aggregate amount not to exceed $40,000,000 during the term of this Agreement.
“Permitted Liens” shall mean:
(i)    (a) Liens created by or otherwise existing, under or in connection with this Agreement or the other Credit Documents in favor of the Administrative Agent, on behalf of the Secured Parties and (b) Liens on cash or deposits granted in favor of the Swingline Lender or the Issuing Lender to cash collateralize any Defaulting Lender’s participation in Letters of Credit or Swingline Loans;

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(ii)    purchase money Liens securing purchase money indebtedness (and refinancings thereof) to the extent permitted under Section 6.1(c);
(iii)    Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace (not to exceed 60 days), if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);
(iv)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s inchoate, unperfected or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings; provided that a reserve, bond or other appropriate provision shall have been made therefor;
(v)    pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements, other than any Lien imposed by ERISA;
(vi)    any interest or title of a lessor under any lease entered into by any Credit Party or any Subsidiary in the ordinary course of its business and covering only the assets so leased;
(vii)    any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (i)‑(vi); provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property);
(viii)    Liens existing on any property or asset (A) prior to the acquisition thereof by any Credit Party or any Subsidiary; provided that (1) such Lien is not created in contemplation of such acquisition and (2) such Lien does not apply to any other property or assets of the Credit Party or Subsidiary, or (B) belonging to any Person prior to such Person becoming a Subsidiary pursuant to an acquisition permitted by the terms of this Agreement; provided that (1) such Lien is not created in contemplation of such acquisition and (2) such Lien does not apply to any other property or assets of a Credit Party or Subsidiary;
(ix)    Liens consisting of conditional sale or other title retention agreements entered into in the ordinary course of business in an aggregate amount not to exceed $1,000,000;
(x)    deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

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(xi)    Liens existing on the Closing Date and set forth on Schedule 1.1(c); provided that (a) no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Closing Date and (b) the principal amount of the Indebtedness secured by such Liens shall not be increased, extended, renewed, refunded or refinanced;
(xii)    Liens arising in connection with Indebtedness permitted under Section 6.1(c);
(xiii)    easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such lien is attached;
(xiv)    Liens of Securities Intermediaries (as defined in the UCC), banks and other financial institutions in Deposit Accounts (as defined in the UCC), Securities Accounts (as defined in the UCC) and similar accounts;
(xv)    any Lien with respect to judgments, orders or awards to the extent such judgments, orders or awards secured thereby shall not, either individually or in the aggregate, result in an Event of Default under Section 7.1(f);
(xvi)    Liens in favor of a Hedge Bank and/or Cash Management Bank in connection with any Secured Hedging Agreement or Secured Cash Management Bank, respectively, but only if such Hedge Bank and/or Cash Management Bank, as applicable, and the Administrative Agent, on behalf of the Lenders, shall share pari passu in the collateral subject to such Liens; and
(xvii)    other Liens in addition to those permitted by the foregoing clauses securing Indebtedness in an aggregate amount not to exceed $3,000,000.
“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Plan” shall mean, at any particular time, any employee benefit plan which is covered by Title IV of ERISA and in respect of which any Credit Party or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Pledge Agreements” shall mean (i) the Pledge Agreement dated as of the Closing Date to be executed in favor of the Administrative Agent by the Borrower and each of the other Credit Parties and (ii) any other Pledge Agreement executed by a Credit Party to secure the Secured Obligations, in each case as amended, modified, extended, restated, replaced or supplemented from time to time in accordance with the terms hereof and thereof.
“Pre‑Opening Costs” means “start‑up costs” (such term used herein as defined in SOP 98‑5 published by the American Institute of Certified Public Accountants) related to the acquisition, opening and organizing of new restaurants, including, without limitation, the cost of feasibility studies, staff‑training,

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and recruiting, travel costs for employees engaged in such start‑up activities advertising and rent accrued prior to opening.
“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
“Pro Forma Basis” shall mean, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the twelve-month period ending as of the most recent quarter end preceding the date of such transaction.
“Properties” shall have the meaning set forth in Section 3.10(a).
“Purchasing Lenders” shall have the meaning set forth in Section 9.6(c).
“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Credit Party as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).
“Recipient” means the Administrative Agent and any Lender.
“Recovery Event” shall mean theft, loss, physical destruction or damage, taking or similar event with respect to any property or assets owned by any Credit Party or any of its Subsidiaries which results in the receipt by any Credit Party or any of its Subsidiaries of any cash insurance proceeds (excluding proceeds of business interruption insurance) or condemnation award payable by reason thereof.
“Red Robin North Holdings” means Red Robin North Holdings, Inc., a Nevada corporation.
“Reference Period” shall mean, as of any date of determination, the period of four consecutive fiscal quarters of the Parent and its Subsidiaries ending on such date.
“Register” shall have the meaning set forth in Section 9.6(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

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“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty‑day notice period is waived under PBGC Reg. §4043.
“Required Lenders” shall mean Lenders holding in the aggregate greater than 50% of (i) the outstanding Loans, Participation Interests and unfunded Commitments (and Participation Interests therein) or (ii) if the Commitments have been terminated, the outstanding Loans and Participation Interests (including the Participation Interests of the Issuing Lender (in its capacity as a Lender) in any Letters of Credit and of the Swingline Lender (in its capacity as a Lender) in Swingline Loans); provided that the Commitment of, and the portion of the Extensions of Credit, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided further, so long as there are fewer than three Lenders, “Required Lenders” shall mean all Lenders.
“Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and By‑laws or other organizational or governing documents of such Person, and each law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” means, as to any Person, the chief executive officer, president, vice president, chief financial officer, controller, treasurer or assistant treasurer of such Person or any other officer of such Person reasonably acceptable to the Administrative Agent.
“Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Parent or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Parent or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Parent or any of its Subsidiaries, now or hereafter outstanding, (d) any payment or prepayment of principal or premium, if any, or interest on redemption purchase, retirement, defeasance, sinking fund or similar payment with respect to any Subordinated Debt, or (e) the payment by the Parent or any of its Subsidiaries of any management or consulting fee to any Person or of any salary, bonus or other form of compensation to any Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of any such Person, to the extent such salary, bonus or other form of compensation is not included in the corporate overhead of the Parent, the Borrower or such Subsidiary.
“Revaluation Date” means with respect to any Loan, each of the following: (i) each date of a borrowing of a LIBOR Rate Loan denominated in Canadian Dollars, (ii) each date of a continuation of a LIBOR Rate Loan denominated in Canadian Dollars pursuant to Section 2.10, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require.
“Revolving Committed Amount” shall have the meaning set forth in Section 2.1.
“Revolving Credit Facility” means the revolving credit facility established pursuant to Section 2.1 (including any increase in such revolving credit facility established pursuant to Section 2.5).
“Revolving Lender” shall mean, as of any date of determination, a Lender holding a Commitment, a portion of a Revolving Loan or a Participation Interest on such date.
“Revolving Loans” shall have the meaning set forth in Section 2.1 (including with respect to any Incremental Revolving Credit Commitment).

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“Revolving Notes” shall mean the promissory notes of the Borrower in favor of each of the Revolving Lenders evidencing the Revolving Loans provided pursuant to Section 2.1(e), individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.
“RRGB Canada” means RRGB Restaurants Canada Inc., a corporation organized under the laws of Canada, a wholly-owned Subsidiary of Red Robin North Holdings.
“S&P” shall mean Standard & Poor’s Ratings Group, a division of The McGraw Hill Companies, Inc.
“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in Canadian Dollars, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in Canadian Dollars.
“Sale Leaseback Property” shall have the meaning set forth in Section 6.12.
“Sale Leaseback Transaction” shall have the meaning set forth in Section 6.12.
“Sanctioned Country” shall mean at any time, a country or territory which is itself the subject or target of any Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b).
“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC), the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.
“Sarbanes‑Oxley” means the Sarbanes‑Oxley Act of 2002.
“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Credit Party and any Cash Management Bank.
“Secured Hedging Agreement” shall mean any Hedging Agreement between a Credit Party and a Hedge Bank to the extent permitted pursuant to Section 6.1, as amended, modified, supplemented, extended or restated from time to time.
“Secured Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Credit Party under (i) any Secured Hedging Agreement and (ii) any Secured Cash Management Agreement; provided, that “Secured Obligations” of a Guarantor shall exclude any Excluded Swap Obligations of such Guarantor..
“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lender, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative

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Agent from time to time pursuant to Section 10.05, any other holder from time to time of any of any Secured Obligations and, in each case, their respective successors and permitted assigns.
“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, together with any amendment thereto or replacement thereof and any rules or regulations promulgated thereunder.
“Security Agreements” shall mean (i) the Security Agreement dated as of the Closing Date given by the Borrower and the other Credit Parties to the Administrative Agent and (ii) any other Security Agreement executed by a Credit Party to secure the Secured Obligations, in each case as amended, modified or supplemented from time to time in accordance with its terms.
“Security Documents” shall mean the Security Agreements, the Pledge Agreements and all other agreements, documents and instruments relating to, arising out of, or in any way connected with any of the foregoing documents or granting to the Administrative Agent, for the benefit of the Secured Parties, Liens or security interests to secure, inter alia, the Secured Obligations whether now or hereafter executed and/or filed, each as may be amended from time to time in accordance with the terms hereof, executed and delivered in connection with the granting, attachment and perfection of the Administrative Agent’s security interests and liens arising thereunder, including, without limitation, UCC financing statements and patent, trademark and copyright filings.
“Single Employer Plan” shall mean any Plan which is not a Multiemployer Plan.
“Specified Credit Party” shall mean each Credit Party that is, at the time on which the relevant guarantee or grant of the relevant security interest under the Credit Documents by such Credit Party becomes effective with respect to a Swap Obligation, a corporation, partnership, proprietorship, organization, trust or other entity that would not be an “eligible contract participant” under the Commodity Exchange Act at such time but for the effect of Section 10.10.
“Specified Sales” shall mean (a) the sale, transfer, lease or other disposition of inventory and materials in the ordinary course of business and (b) the conversion of cash into Cash Equivalents and Cash Equivalents into cash.
“Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Issuing Lender may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in Canadian Dollars.
“Store Rebranding and Outfitting Program” means the Borrower’s initiative to transform and upgrade its restaurants through capital investment to be used for material remodeling and renovation of the interior and exterior of buildings (it being understood and agreed that this shall not include regular and customary maintenance of such facilities).
“Subordinated Debt” shall mean any unsecured Indebtedness incurred by any Credit Party that (a) has a maturity date no earlier than the date that is 91 days after the Maturity Date and (b) by its terms is specifically subordinated in right of payment to the prior payment of the Secured Obligations on terms

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reasonably acceptable to, and otherwise subject to terms and conditions reasonably acceptable to, the Administrative Agent.
“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Swap Obligation” means with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swingline Lender” shall mean Wells Fargo and any successor swingline lender.
“Swingline Loan” or “Swingline Loans” shall have the meaning set forth in Section 2.4(a).
“Swingline Note” shall mean the promissory note of the Borrower in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.4(d), as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.
“Swingline Sublimit” shall have the meaning set forth in Section 2.4(a).
“Target” shall have the meaning set forth in the definition of “Permitted Acquisitions.”
“Tax Exempt Certificate” shall have the meaning set forth in Section 2.18.
“Taxes” shall have the meaning set forth in Section 2.18.
“Total Consideration” shall mean the total consideration paid or payable in connection with any Permitted Acquisition including, without limitation, payments made in cash, Capital Stock, assumed debt and earnout obligations.
“Trademark License” shall mean any agreement (other than any franchise agreement), whether written or oral, providing for the grant by or to a Person of any right to use any Trademark, including, without limitation, any thereof referred to in Schedule 3.16 to this Agreement.
“Trademarks” shall mean (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, elements of package or trade dress of goods or services, logos and other source or business identifiers (other than such items that are of de minimis value) owned by a Credit Party or any Subsidiary, together with the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including, without limitation, any thereof referred to in Schedule 3.16 to this Agreement, and (ii) all renewals thereof including, without limitation, any thereof referred to in Schedule 3.16.

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“Transfer Effective Date” shall have the meaning set forth in each Assignment Agreement.
“UCC” means the Uniform Commercial Code as in effect in the State of New York, as amended or modified from time to time.
“Voting Stock” shall mean, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.
“Wells Fargo” shall mean Wells Fargo Bank, National Association, together with its successors and/or assigns.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.2    Other Definitional Provisions; Time References.
(a)    Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or other Credit Documents or any certificate or other document made or delivered pursuant hereto.
(b)    The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(c)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(d)    Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
(e)    Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, amended and restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii)  all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (iv) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties,

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including cash, securities, accounts and contract rights and (vi) all terms defined in this Agreement shall have the defined meanings when used in any other Credit Document or any certificate or other document made or delivered pursuant hereto.
(f)    Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.
(g)    Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the Dollar Equivalent of the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the application therefor (at the time specified therefor in such applicable Letter of Credit or application therefore and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).
Section 1.3    Accounting Terms.
Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Parent delivered to the Lenders; provided that if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in Section 5.9, and the Borrower shall notify the Administrative Agent that it wishes to amend any covenant in Section 5.9 (or the definitions used therein) to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Section 5.9 or any definition used therein for such purpose), then the Borrower and the Lenders shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.
The Borrower shall deliver to the Administrative Agent and each Lender at the same time as the delivery of any annual or quarterly financial statements given in accordance with the provisions of Section 5.1, (a) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding quarterly or annual financial statements as to which no objection shall have been made in accordance with the provisions above and (b) a reasonable estimate of the effect on the financial statements on account of such changes in application.
For purposes of computing the financial covenants set forth in Section 5.9 for any applicable test period, any Permitted Acquisition or permitted sale of assets (including a stock sale) shall have been deemed to have taken place as of the first day of such applicable test period.
Section 1.4    Exchange Rates; Currency Equivalents.
(a)    The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Extensions of Credit and outstanding Loans denominated

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in Canadian Dollars. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Credit Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b)    Wherever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of a LIBOR Rate Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such borrowing, is a LIBOR Rate Loan denominated in Canadian Dollars, such amount shall be the Canadian Dollar Equivalent of such Dollar amount (rounded to the nearest Canadian Dollar, with 0.50 of a Canadian Dollar being rounded upward), as determined by the Administrative Agent.

(c)    The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBOR Rate” or with respect to any comparable or successor rate thereto.

Section 1.5    Change of Currency.
Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
ARTICLE II

THE LOANS; AMOUNT AND TERMS
Section 2.1    Revolving Loans.
(a)    Commitment. During the Commitment Period, subject to the terms and conditions hereof, the Revolving Lenders severally agree to make revolving credit loans (“Revolving Loans”) to the Borrower in Dollars or Canadian Dollars from time to time in an aggregate principal amount of up to FOUR HUNDRED MILLION DOLLARS ($400,000,000) (as such aggregate maximum amount may be increased from time to time as provided in Section 2.5 or reduced from time to time as provided in Section 2.7, the “Revolving Committed Amount”) for the purposes hereinafter set forth; provided, however, that (i) with regard to each Revolving Lender individually, the sum of such Revolving Lender’s Commitment Percentage of outstanding Revolving Loans plus such Revolving Lender’s Commitment Percentage of outstanding Swingline Loans plus such Revolving Lender’s Commitment Percentage of LOC Obligations shall not exceed such Revolving Lender’s Commitment, and (ii) with regard to the Revolving Lenders collectively, (A) the sum of the outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount and (B) aggregate outstanding amount of all Loans denominated in Canadian Dollars shall not exceed the Canadian Dollar Sublimit. Revolving Loans may consist of Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof.

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LIBOR Rate Loans shall be made by each Lender at its LIBOR Lending Office and Base Rate Loans at its Domestic Lending Office.
(b)    Revolving Loan Borrowings.
(i)    Notice of Borrowing. The Borrower shall request a Revolving Loan borrowing by delivering a written Notice of Borrowing (or telephone notice promptly confirmed in writing by delivery of a written Notice of Borrowing, which delivery may be by facsimile) to the Administrative Agent not later than 11:00 a.m. (w) on the date of the requested borrowing in the case of Base Rate Loans denominated in Dollars, (x) on the third Business Day prior to the date of the requested borrowing in the case of Base Rate Loans denominated in Canadian Dollars, (y) on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans denominated in Dollars and (z) on the fourth Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans denominated in Canadian Dollars. Each such request for borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, (D) whether the borrowing shall be comprised of Base Rate Loans, LIBOR Rate Loans or a combination thereof, and if LIBOR Rate Loans are requested, the Interest Period(s) therefor and (E) the currency of the Loans to be borrowed. If the Borrower shall fail to specify in any such Notice of Borrowing (I) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (II) the type of Revolving Loan requested, then such notice shall be deemed to be a request for a Base Rate Loan hereunder. The Administrative Agent shall give notice to each Revolving Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Revolving Lender’s share thereof. All Revolving Loans made on the Closing Date and on any of the three Business Days following the Closing Date shall bear interest at the Base Rate unless the Borrower delivers to the Administrative Agent a funding indemnity letter acceptable to the Administrative Agent.
(ii)    Minimum Amounts. Each Revolving Loan which is a Base Rate Loan shall be in a minimum aggregate amount of the Dollar Equivalent of $500,000 and in integral multiples of the Dollar Equivalent of $100,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less). Each Revolving Loan which is a LIBOR Rate Loan shall be in a minimum aggregate amount of the Dollar Equivalent of $1,000,000 and in integral multiples of the Dollar Equivalent of $500,000 in excess thereof.
(iii)    Advances. Each Revolving Lender will make its Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 9.2, or at such other office as the Administrative Agent may designate in writing, by 1:00 p.m. on the date specified in the applicable Notice of Borrowing in Same Day Funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

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(c)    Repayment. The principal amount of all Revolving Loans shall be due and payable in full on the Maturity Date. The Borrower covenants and agrees to pay the Revolving Loans in accordance with the terms of this Agreement and the Revolving Notes.
(d)    Interest. Subject to the provisions of Section 2.9, Revolving Loans shall bear interest as follows:
(i)    Base Rate Loans. During such periods as Revolving Loans shall be comprised of Base Rate Loans, each such Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Base Rate plus the Applicable Percentage; and
(ii)    LIBOR Rate Loans. During such periods as Revolving Loans shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Percentage.
Interest on Revolving Loans shall be payable in arrears on each Interest Payment Date.
(e)    Revolving Notes. At the request of any Revolving Lender, such Revolving Lender’s Commitment shall be evidenced by a duly executed promissory note of the Borrower to such Revolving Lender in substantially the form of Exhibit 2.1(e).
Section 2.2    Intentionally Omitted.
Section 2.3    Letter of Credit Subfacility.
(a)    Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Issuing Lender may reasonably require, during the Commitment Period the Issuing Lender shall issue, and the Revolving Lenders shall participate in, Letters of Credit for the account of the Borrower in Dollars from time to time upon request in a form acceptable to the Issuing Lender; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed TWENTY FIVE MILLION DOLLARS ($25,000,000) (the “LOC Sublimit”), (ii) the sum of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not at any time exceed the Revolving Committed Amount, (iii) all Letters of Credit shall be denominated in U.S. Dollars and (iv) Letters of Credit shall be issued for lawful corporate purposes and may be issued as standby letters of credit, including in connection with workers’ compensation and other insurance programs. Except as otherwise expressly agreed upon by all the Revolving Lenders, no Letter of Credit shall have an original expiry date more than one year from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time on the request of the Borrower or by operation of the terms of the applicable Letter of Credit to a date not more than one year from the date of extension; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date that is thirty (30) days prior to the Maturity Date. Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day. Any Letters of Credit issued hereunder shall be in a minimum original face amount of $100,000. Wells Fargo shall be the Issuing Lender on all Letters of Credit issued on or after the Closing Date. The Borrower’s reimbursement obligations in respect of each Existing Letter of

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Credit, and each Revolving Lender’s participation obligations in connection therewith, shall be governed by the terms of this Credit Agreement.
Notwithstanding anything to the contrary contained in this Section 2.3, the Issuing Lender shall not be obligated to issue any Letter of Credit (i) if such issuance would conflict with, or cause the Issuing Lender or any Revolving Lender to exceed any limits imposed by, any Applicable Law, (ii) at a time when any other Lender is a Defaulting Lender, unless the Issuing Lender has entered into arrangements (which may include the delivery of cash collateral) with the Borrower or such Defaulting Lender which are satisfactory to the Issuing Lender to eliminate the Issuing Lender’s Fronting Exposure (after giving effect to Section 2.21(c)) with respect to any such Defaulting Lender or (iii) such Letter of Credit is to be denominated in a currency other than Dollars.
(b)    Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the Issuing Lender at least five (5) Business Days prior to the requested date of issuance. The Issuing Lender will promptly upon request provide to the Administrative Agent for dissemination to the Revolving Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred. The Issuing Lender will further provide to the Administrative Agent promptly upon request copies of the Letters of Credit. The Issuing Lender will provide to the Administrative Agent promptly upon request a summary report of the nature and extent of LOC Obligations then outstanding.
(c)    Participations. Each Revolving Lender (i) on the Closing Date with respect to each Existing Letter of Credit and (ii) upon issuance of any other Letter of Credit (or upon such Revolving Lender becoming a Lender hereunder pursuant to Section 9.6(c)), shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its Commitment Percentage of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Revolving Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such Revolving Lender shall pay to the Issuing Lender its Commitment Percentage of such unreimbursed drawing in Same Day Funds pursuant to and in accordance with the provisions of subsection (d) hereof. The obligation of each Revolving Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.
(d)    Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Borrower and the Administrative Agent. The Borrower shall reimburse the Issuing Lender on the day of drawing under any Letter of Credit (with the proceeds of a Revolving Loan obtained hereunder or otherwise) in Same Day Funds as provided herein or in the LOC Documents. If the Borrower shall fail to reimburse the Issuing Lender as provided herein, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become

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payable (whether at stated maturity, by acceleration or otherwise) until payment in full. Unless the Borrower shall immediately notify the Issuing Lender and the Administrative Agent of its intent to otherwise reimburse the Issuing Lender, the Borrower shall be deemed to have requested a Mandatory LOC Borrowing in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the reimbursement obligations. The Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set‑off, counterclaim or defense to payment the Borrower may claim or have against the Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Issuing Lender will promptly notify the other Revolving Lenders of the amount of any unreimbursed drawing and each Revolving Lender shall promptly pay to the Administrative Agent for the account of the Issuing Lender in Dollars and in immediately available funds, the amount of such Revolving Lender’s Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Revolving Lender from the Issuing Lender if such notice is received at or before 2:00 p.m., otherwise such payment shall be made at or before 12:00 Noon on the Business Day next succeeding the day such notice is received. If such Revolving Lender does not pay such amount to the Issuing Lender in full upon such request, such Revolving Lender shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Revolving Lender pays such amount to the Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Rate and thereafter at a rate equal to the Base Rate. Each Revolving Lender’s obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Secured Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Repayment with Revolving Loans. On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Loan to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Revolving Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing comprised entirely of Base Rate Loans (each such borrowing, a “Mandatory LOC Borrowing”) shall be immediately made (without giving effect to any termination of the Commitments pursuant to Section 7.2) pro rata based on each Revolving Lender’s respective Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2). The proceeds of such Mandatory LOC Borrowing shall be paid directly to the Issuing Lender for application to the respective LOC Obligations. Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans immediately upon any such request or deemed request on account of each Mandatory LOC Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (i) the amount of Mandatory LOC Borrowing may not comply with the minimum amount (or integral amount in excess thereof) for borrowings of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required in Section 2.1(b), (v) the date of such Mandatory LOC Borrowing, or (vi) any reduction in the Revolving Committed Amount after any such Letter of Credit may have been drawn upon; provided, however, that in the event any such Mandatory LOC Borrowing

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should be less than the minimum amount for borrowings of Revolving Loans otherwise provided in Section 2.1(b)(ii), the Borrower shall pay to the Administrative Agent for its own account an administrative fee of $500. In the event that any Mandatory LOC Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each such Revolving Lender hereby agrees that it shall forthwith fund (as of the date the Mandatory LOC Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) its Participation Interests in the outstanding LOC Obligations; provided, further, that in the event any Revolving Lender shall fail to fund its Participation Interest on the day the Mandatory LOC Borrowing would otherwise have occurred, then the amount of such Revolving Lender’s unfunded Participation Interest therein shall bear interest payable by such Revolving Lender to the Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Rate, and thereafter at a rate equal to the Base Rate.
(f)    Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.
(g)    Uniform Customs and Practices/ISP 98. Unless otherwise expressly agreed by the Issuing Lender and the Borrower, when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each trade Letter of Credit.
(h)    Conflict with LOC Documents. In the event of any conflict between this Credit Agreement and any LOC Document, this Credit Agreement shall control.
Section 2.4    Swingline Loan Subfacility.
(a)    Swingline Sublimit. During the Commitment Period, subject to the terms and conditions hereof, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans to the Borrower in Dollars (each a “Swingline Loan” and, collectively, the “Swingline Loans”) for the purposes hereinafter set forth; provided, however, (i) the aggregate amount of Swingline Loans outstanding at any time shall not exceed FIFTEEN MILLION DOLLARS ($15,000,000) (the “Swingline Sublimit”), and (ii) the sum of the outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount. Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.
(b)    Swingline Loan Borrowings.
(i)    Swingline Loan Borrowings and Disbursements. The Swingline Lender will make Swingline Loans available to the Borrower on any Business Day (A) upon request made by the Borrower not later than 12:00 Noon on such Business Day by delivery to the Swingline Lender of a notice of request for Swingline Loan borrowing in the form of Exhibit 1.1(d) with appropriate modifications or (B) in accordance with the lending mechanics and other terms of the Autoborrow Feature, upon the event that expenses charged

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to the Borrower’s Concentration Account shall exceed the available cash deposits in such Concentration Account in an amount equal to such excess. Swingline Loans issued pursuant to subclause (A) above shall be made in minimum amounts of $100,000 and in integral amounts of $50,000 in excess thereof.
(ii)    Repayment of Swingline Loans. Each Swingline Loan borrowing shall be due and payable on the earlier of (A) the seventh day after the date of such Swingline Loan borrowing and (B) the Maturity Date. The Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Administrative Agent, demand repayment of its Swingline Loans by way of a Revolving Loan borrowing, in which case the Borrower shall be deemed to have requested a Revolving Loan borrowing comprised entirely of Base Rate Loans in the amount of such Swingline Loans; provided, however, that, in the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to each of (w) the Maturity Date, (x) the occurrence of any Event of Default described in Section 7.1(e), (y) upon acceleration of the Secured Obligations hereunder, whether on account of an Event of Default described in Section 7.1(e) or any other Event of Default, and (z) the exercise of remedies in accordance with the provisions of Section 7.2 hereof (each such Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as “Mandatory Borrowing”). Each Lender hereby irrevocably agrees to make such Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (I) the amount of Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (II) whether any conditions specified in Section 4.2 are then satisfied, (III) whether a Default or an Event of Default then exists, (IV) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.1(b)(i), (V) the date of such Mandatory Borrowing, or (VI) any reduction in the Commitment or termination of the Commitments immediately prior to such Mandatory Borrowing or contemporaneously therewith. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon its respective Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2) provided that (A) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is purchased, and (B) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Swingline Lender interest on the principal amount of such participation purchased for each day from and including the day upon which the purchase occurs hereunder to but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date of the Mandatory Borrowing, the Federal Funds Rate, and thereafter at a rate equal to the Base Rate.

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(c)    Interest on Swingline Loans. Subject to the provisions of Section 2.9, Swingline Loans shall bear interest at a per annum rate equal to the Base Rate plus the applicable Percentage for Revolving Loans that are Base Rate Loans. Interest on Swingline Loans shall be payable in arrears on each Interest Payment Date.
(d)    Swingline Note. The obligation of the Borrower to pay the principal of, and interest on, the Swingline Loans made to it by the Swingline Lender shall be evidenced by a duly executed promissory note of the Borrower to the Swingline Lender in the original amount of the Swingline Sublimit and substantially in the form of Exhibit 2.4(d).
(e)    Defaulting Lenders. Notwithstanding anything to the contrary contained in this Section 2.4, the Swingline Lender shall not be obligated to make any Swingline Loan at a time when any other Lender is a Defaulting Lender, unless the Swingline Lender has entered into arrangements (which may include the delivery of cash collateral) with the Borrower or such Defaulting Lender which are satisfactory to the Swingline Lender to eliminate the Swingline Lender’s Fronting Exposure (after giving effect to Section 2.21(c)) with respect to any such Defaulting Lender.
Section 2.5    Incremental Facilities.
(a)    At any time, the Borrower may by written notice to the Administrative Agent elect to request the establishment of:
(i)    one or more incremental term loan commitments (any such incremental term loan commitment, an “Incremental Term Loan Commitment”) to make term loans (any such term loan, an “Incremental Term Loan”); or
(ii)    one or more increases in the Revolving Committed Amount (any such increase, an “Incremental Revolving Credit Commitment” and, together with the Incremental Term Loan Commitments, the “Incremental Loan Commitments”) to make revolving credit loans under the Revolving Credit Facility (any such increase, an “Incremental Revolving Credit Increase” and, together with the Incremental Term Loans, the “Incremental Loans ”);
provided that (1) the total aggregate amount for all such Incremental Loan Commitments shall not exceed $100,000,000, (2) the total aggregate amount for each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall not be less than a minimum principal amount of $10,000,000 (or, if less, the remaining amount permitted pursuant to the foregoing clause (1)) and integral multiples of $1,000,000 in excess thereof and (3) the total aggregate amount for all such Incremental Loan Commitments plus all Commitments and outstanding Loans shall not exceed $500,000,000 at any time. Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that any Incremental Loan Commitment shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to Administrative Agent (or such earlier date as may be approved by the Administrative Agent). The Borrower may invite any Lender, any Affiliate of any Lender and/or any Approved Fund, and/or any other Person reasonably satisfactory to the Administrative Agent, to provide an Incremental Loan Commitment (any such Person, an “Incremental Lender”). Any proposed Incremental Lender offered or approached to provide all or a portion of any Incremental Loan Commitment may elect or decline, in its sole discretion, to provide such Incremental Loan Commitment or any portion thereof. Any Incremental Loan Commitment shall become effective as of such Increased Amount Date; provided that:

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(A)    no Default or Event of Default shall have occurred and be continuing on such Increased Amount Date before or after giving effect to (1) any Incremental Loan Commitment and (2) the making of any Incremental Loan pursuant thereto;
(B)    the Administrative Agent and the Lenders shall have received from the Borrower updated financial projections and an Officer’s Compliance Certificate demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, that (1) the Borrower will be in compliance on a pro forma basis with the financial covenants set forth in Section 5.9 based on the financial statements most recently delivered pursuant to Section 5.1(a) or 5.1(b), as applicable, both before and after giving effect to (1) any Incremental Loan Commitment and (2) the making of any Incremental Loan pursuant thereto;
(C)    the representations and warranties made by the Credit Parties herein, in the Security Documents or which are contained in any certificate furnished at any time under or in connection herewith shall be true and correct on and as of the date of such Increased Amount Date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date;
(D)    the proceeds of any Incremental Loans shall be used for the purposes set forth in Section 3.11;
(E)    each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall constitute Secured Obligations and shall be secured and guaranteed with the other Secured Obligations on a pari passu basis;
(F)    (1)    in the case of each Incremental Term Loan (the terms of which shall be set forth in the relevant Lender Joinder Agreement):
(y)    such Incremental Term Loan shall mature and amortize in a manner reasonably acceptable to the Administrative Agent, the Incremental Lenders making such Incremental Term Loan and the Borrower, but will not in any event have a maturity date earlier than the Maturity Date with respect to the Revolving Loans; and
(z)    except to the extent otherwise provided in this Section 5.6, all other terms and conditions applicable to any Incremental Term Loan, shall be reasonably satisfactory to the Administrative Agent, the Incremental Lenders making such Incremental Term Loan and the Borrower;
(2)    in the case of each Incremental Revolving Credit Increase (the terms of which shall be set forth the relevant Lender Joinder Agreement):
(x)    such Incremental Revolving Credit Increase shall mature on the Maturity Date, shall bear interest at the rate applicable to the Revolving Loans and shall be subject to the same terms and conditions as the Revolving Loans;
(y)    the outstanding Revolving Loans and Commitment Percentages of Swingline Loans and LOC Obligations will be reallocated by the

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Administrative Agent on the applicable Increased Amount Date among the Lenders (including the Incremental Lenders providing such Incremental Revolving Credit Increase) in accordance with their revised Commitment Percentages (and the Lenders (including the Incremental Lenders providing such Incremental Revolving Credit Increase) agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 2.17 in connection with such reallocation as if such reallocation were a repayment); and
(z)    except to the extent otherwise provided in this Section 2.5, all of the other terms and conditions applicable to such Incremental Loan shall, be identical to the terms and conditions applicable to the Revolving Credit Facility (other than upfront fees);
(G)    (1)    any Incremental Lender making any Incremental Term Loan shall be entitled to the same voting rights as the existing Lenders and each Incremental Term Loan shall receive proceeds of prepayments on the same basis as the other Loans made hereunder (subject to any customary mandatory prepayment provisions with respect to the Incremental Term Loans as agreed to by the Administrative Agent, the Incremental Lenders making such Incremental Term Loan and the Borrower); and
(2)    any Incremental Lender with an Incremental Revolving Credit Increase shall be entitled to the same voting rights as the existing Lenders under the Revolving Credit Facility and each Incremental Revolving Credit Increase shall receive proceeds of prepayments on the same basis as the other Loans made hereunder;
(H)    such Incremental Loan Commitments shall be effected pursuant to one or more Lender Joinder Agreements executed and delivered by the Borrower, the Administrative Agent and the applicable Incremental Lenders (which Lender Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.5); and
(I)    the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Credit Party authorizing such Incremental Loan and/or Incremental Term Loan Commitment), in case as reasonably requested by Administrative Agent in connection with any such transaction.
(b)    The Incremental Lenders shall be included in any determination of the Required Lenders and the Incremental Lenders will not constitute a separate voting class for any purposes under this Agreement (subject to customary protections with respect to mandatory prepayments of the Incremental Term Loans, as applicable).
(c)    (i)    On any Increased Amount Date on which any Incremental Term Loan Commitment becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Term Loan Commitment shall make, or be obligated to make, an Incremental Term Loan to the Borrower in an amount equal to its Incremental Term Loan Commitment and shall become a

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Lender hereunder with respect to such Incremental Term Loan Commitment and the Incremental Term Loan made pursuant thereto.
(ii)    On any Increased Amount Date on which any Incremental Revolving Credit Increase becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Revolving Credit Commitment shall become a Lender hereunder with respect to such Incremental Revolving Credit Commitment.
Section 2.6    Fees.
(a)    Commitment Fee. In consideration of the Commitments, the Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the Lenders, a commitment fee (the “Commitment Fee”) in an amount equal to the Applicable Percentage per annum on the actual daily unused portion of the Revolving Committed Amount of the Revolving Lenders (other than the Defaulting Lenders, if any). For purposes of computing the Commitment Fee, LOC Obligations shall be considered usage of the Revolving Committed Amount but Swingline Loans shall not be considered usage of the Revolving Committed Amount. The Commitment Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the prior calendar quarter.
(b)    Letter of Credit Fees. The Borrower agrees to pay to the Issuing Lender, for the benefit of the Lenders, a fee (the “Letter of Credit Fee”) equal to the Applicable Percentage per annum on the average daily maximum amount available to be drawn under each Letter of Credit from the date of issuance to the date of expiration. In addition to such Letter of Credit Fee, the Issuing Lender may charge, and retain for its own account without sharing by the other Lenders, an additional facing fee of 0.125% per annum on the average daily maximum amount available to be drawn under each such Letter of Credit issued by it. The Issuing Lender shall promptly pay over to the Administrative Agent for the ratable benefit of the Lenders, for the benefit of all Lenders having a Commitment (including the Issuing Lender), the Letter of Credit Fee. The Letter of Credit Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter for such calendar quarter.
(c)    Issuing Lender Fees. In addition to the Letter of Credit Fees payable pursuant to subsection (b) hereof, the Borrower shall pay to the Issuing Lender, for its own account without sharing by the other Lenders, the reasonable and customary charges from time to time of the Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Lender Fees”).
(d)    Administrative Fee. The Borrower agrees to pay to the Administrative Agent the annual administrative fee as described in the Fee Letters.
Section 2.7    Commitment Reductions.
(a)    Voluntary Reductions. The Borrower shall have the right to terminate or permanently reduce the unused portion of the Revolving Committed Amount at any time or from time to time upon not less than five Business Days’ prior notice to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum amount of $1,000,000 or a whole multiple of $500,000 in excess thereof and shall be

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irrevocable and effective upon receipt by the Administrative Agent; provided that (i) no such reduction or termination shall be permitted if after giving effect thereto, and to any prepayments of the Loans made on the effective date thereof, (A) the sum of the outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations would exceed the Revolving Committed Amount or (B) the outstanding Revolving Loans denominated in Canadian Dollars would exceed the Canadian Dollar Sublimit and (ii) if, after giving effect to any reduction of the Revolving Committed Amount, the Canadian Dollar Sublimit exceeds the amount of the Revolving Committed Amount, the Canadian Dollar Sublimit shall be automatically reduced by the amount of such excess and (iii) the Canadian Dollar Sublimit shall be reduced in the same proportion as the reduction in the Revolving Committed Amount.
(b)    Maturity Date. The Commitments shall automatically terminate on the Maturity Date.
Section 2.8    Prepayments.
(a)    Optional Prepayments. The Borrower shall have the right to prepay Loans in whole or in part from time to time; provided, however, that (i) each partial prepayment of a Base Rate Loan shall be in a minimum principal amount of $500,000 and integral multiples of $100,000 in excess thereof or, if less, the unpaid balance thereof, (ii) each partial prepayment of a LIBOR Rate Loan shall be in a minimum principal amount of $1,000,000 and integral multiples of $500,000 in excess thereof or, if less, the unpaid balance thereof, and (iii) each partial prepayment of a Swingline Loan shall be in a minimum principal amount of $100,000 and integral multiples of $50,000 in excess thereof or the unpaid balance thereof, if less. The Borrower shall give three Business Days’ irrevocable notice in the case of LIBOR Rate Loans denominated in Dollars, four Business Day’s irrevocable notice in the case of LIBOR Rate Loans denominated in Canadian Dollars and one Business Day’s irrevocable notice in the case of Base Rate Loans to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable). Each prepayment pursuant to this Section 2.8(a) shall be applied to the outstanding Loans as the Borrower may elect; provided, however, each prepayment shall be applied first to Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.8(a) shall be subject to Section 2.17, but otherwise without premium or penalty. Interest on the principal amount prepaid shall be payable on the next occurring Interest Payment Date that would have occurred had such Loan not been prepaid or, at the request of the Administrative Agent, interest on the principal amount prepaid shall be payable on any date that a prepayment is made hereunder through the date of prepayment.
(b)    Mandatory Prepayments.
(iv)    Revolving Committed Amount. If at any time after the Closing Date, the sum of the outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall exceed the Revolving Committed Amount, the Borrower immediately shall prepay the Revolving Loans in an amount sufficient to eliminate such excess (such prepayment to be applied as set forth in clause (ii) below).
(v)    Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.8(b) shall be applied as follows: (A) first to the outstanding Swingline Loans (without any reduction in the Commitments), (B) second to the outstanding Revolving Loans (without any reduction in the Commitments) and (C) third to a cash collateral account in respect of outstanding LOC Obligations. Within the parameters of the

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applications set forth above, prepayments shall be applied first to Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.8(b) shall be subject to Section 2.17 and be accompanied by interest on the principal amount prepaid through the date of prepayment.
(vi)    Canadian Dollar Sublimit. If the Administrative Agent notifies the Borrower at any time that the outstanding Revolving Loans denominated in Canadian Dollars at such time exceeds the Canadian Dollar Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall prepay Loans in an aggregate amount sufficient to reduce such outstanding amount as of such date of payment to an amount not to exceed 100% of the Canadian Dollar Sublimit then in effect.
Notwithstanding the foregoing provisions of this Section 2.8, if at any time any prepayment of the Loans pursuant to Section 2.8 would result in LIBOR Rate Loans being prepaid other than on the last day of an Interest Period with respect thereto, then the Borrower, so long as no Event of Default shall have occurred and be continuing, may deposit the amount that otherwise would have been paid in respect of such LIBOR Rate Loans with the Administrative Agent to be held as security for the obligation of the Borrower to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent, with such cash collateral to be directly applied upon the first occurrence thereafter of the last day of any Interest Period with respect to such LIBOR Rate Loans.
(c)    Hedging Obligations Unaffected. Any prepayment made pursuant to this Section 2.8 shall not affect the Borrower’s obligation to continue to make payments under any Hedging Agreement, which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Hedging Agreement.
Section 2.9    Default Rate and Payment Dates.
(a)    Subject to Section 7.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 7.1(a), (e) or (j), or (ii) at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, (A) the Borrower shall no longer have the option to request LIBOR Rate Loans, Swingline Loans or Letters of Credit, (B) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Percentage) then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate (including the Applicable Percentage) then applicable to Base Rate Loans, (C) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Credit Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Percentage) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Credit Document and (D) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.
(b)    Interest on each Loan shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (a) of this Section 2.9 shall be payable from time to time on demand.

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Section 2.10    Conversion Options.
(a)    The Borrower may elect from time to time to convert Base Rate Loans to LIBOR Rate Loans, by giving the Administrative Agent at least (i) three Business Days’ prior irrevocable written notice of such election for LIBOR Rate Loans denominated in Dollars and (ii) four Business Days’ prior irrevocable written notice of such election for LIBOR Rate Loans denominated in Canadian Dollars. A form of Notice of Conversion/ Extension is attached as Exhibit 1.1(e). If the date upon which a Base Rate Loan is to be converted to a LIBOR Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were a Base Rate Loan. All or any part of outstanding Base Rate Loans may be converted as provided herein, provided that (i) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing and (ii) partial conversions to LIBOR Rate Loans shall be in an aggregate principal amount of the Dollar Equivalent of $1,000,000 or a whole multiple of the Dollar Equivalent of $500,000 in excess thereof. If the Borrower fails to specify a currency in a Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars.
(b)    Any LIBOR Rate Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Section 2.10(a); provided, that when any Default or Event of Default has occurred and is continuing (i) no LIBOR Rate Loan may be continued as such, in which case such Loan shall be automatically converted to a Base Rate Loan at the end of the applicable Interest Period with respect thereto and (ii) the Required Lenders may demand that any or all of the then outstanding LIBOR Rate Loans denominated in an Canadian Dollars be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, at the end of the applicable Interest Period with respect thereto. If the Borrower shall fail to give timely notice of an election to continue a LIBOR Rate Loan, or the continuation of LIBOR Rate Loans is not permitted hereunder, such LIBOR Rate Loans shall be automatically converted to Base Rate Loans at the end of the applicable Interest Period with respect thereto; provided, however that in the case of a failure to timely request a continuation of LIBOR Rate Loans denominated in Canadian Dollars, such Loans shall be continued as LIBOR Rate Loans in Canadian Dollars with an Interest Period of one (1) month.
Section 2.11    Computation of Interest and Fees.
(a)    Interest payable hereunder with respect to Base Rate Loans based on the Prime Rate and Loans denominated in Canadian Dollars shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof. Any change in the interest rate on a Loan resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate shall become effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change.
(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver

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to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate.
(c)    It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Credit Parties are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under Applicable Law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under Applicable Law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under Applicable Law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such indebtedness does not exceed the maximum nonusurious amount permitted by Applicable Law.
Section 2.12    Pro Rata Treatment and Payments.
(a)    Each borrowing of Revolving Loans and any reduction of the Commitments shall be made pro rata according to the respective Commitment Percentages of the Lenders. Each payment (other than prepayments) of principal or interest under this Agreement or any Note shall be applied pro rata, first, to any fees then due and owing by the Borrower pursuant to Section 2.6, second, to interest then due and owing hereunder and under the Notes and, third, to principal then due and owing hereunder and under the Notes. Each payment on account of any fees pursuant to Section 2.6 shall be made pro rata in accordance with the respective amounts due and owing (except as to the portion of the Letter of Credit retained by the Issuing Lender and the Issuing Lender Fees). Each optional prepayment of the Loans shall be applied in accordance with Section 2.8(a) and each mandatory prepayment of the Loans shall be applied in accordance with Section 2.8(b). Prepayments made pursuant to Section 2.15 shall be applied in accordance with such section. All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without defense, set‑off or counterclaim (except as provided in Section 2.18(b)). All payments by the Borrower hereunder shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s office specified in Section 9.2 in Dollars or Canadian Dollars, as applicable, and in Same Day Funds not later than 12:00 Noon on the date when due. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder

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in Canadian Dollars, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Canadian Dollar payment amount. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.
Notwithstanding the foregoing, if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 2.21(b).
(b)    Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the exercise of remedies by the Administrative Agent or the Lenders pursuant to Section 7.2 (or after the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts under the Credit Documents (including without limitation the maximum amount of all contingent liabilities under Letters of Credit) shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received by the Administrative Agent or any Lender on account of the Secured Obligations or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows:
FIRST, to the payment of all reasonable out‑of‑pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of the Security Documents;
SECOND, to payment of any fees owed to the Administrative Agent;
THIRD, to the payment of all reasonable out‑of‑pocket costs and expenses (including without limitation, reasonable attorneys’ and consultants’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Secured Obligations owing to such Lender;
FOURTH, to the payment of all of the Secured Obligations consisting of accrued fees and interest, and including with respect to any Secured Hedging Agreement and any Secured Cash Management Agreement, any fees, premiums and scheduled periodic payments due under such Secured Hedging Agreement and such Secured Cash Management Agreement and any interest accrued thereon;
FIFTH, to the payment of the outstanding principal amount of the Secured Obligations and the payment or cash collateralization of the outstanding LOC Obligations, and including with respect to any Secured Hedging Agreement and any Secured Cash Management Agreement, any breakage, termination or other payments due under such Secured Hedging Agreement and such Secured Cash Management Agreement and any interest accrued thereon;

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SIXTH, to all other Secured Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses ”FIRST” through “FIFTH” above; and
SEVENTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.
In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans, LOC Obligations and obligations outstanding under the Hedging Agreements (if any) permitted by Section 6.1(e) held by such Lender (and its Affiliates in the case of Hedging Agreement obligations) bears to the aggregate then outstanding Loans, LOC Obligations and obligations outstanding under the Hedging Agreements between any Credit Party and any Lender or any Affiliate of a Lender that are permitted by Section 6.1(e)) of amounts available to be applied pursuant to clauses “FOURTH” and “FIFTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (A) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section 2.12(b). Notwithstanding the foregoing terms of this Section 2.12, only Collateral proceeds and payments under the Guaranty (as opposed to ordinary course principal, interest and fee payments hereunder) shall be applied to obligations under any Secured Hedging Agreement and any Secured Cash Management Agreement.
Section 2.13    Obligations of Lenders.
(a)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with the terms hereof and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the daily average Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

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(b)    Unless the Administrative Agent shall have been notified in writing by the Borrower, prior to the date on which any payment is due from it hereunder (which notice shall be effective upon receipt) that the Borrower does not intend to make such payment, the Administrative Agent may assume that the Borrower has made such payment when due, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to each Lender on such payment date an amount equal to the portion of such assumed payment to which such Lender is entitled hereunder, and if the Borrower has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, repay to the Administrative Agent the amount made available to such Lender. If such amount is repaid to the Administrative Agent on a date after the date such amount was made available to such Lender, such Lender shall pay to the Administrative Agent on demand interest on such amount in respect of each day from the date such amount was made available by the Administrative Agent to such Lender to the date such amount is recovered by the Administrative Agent at a per annum rate equal to the Federal Funds Rate.
(c)    The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.
(d)    A certificate of the Administrative Agent submitted to the Borrower or any Lender with respect to any amount owing under this Section 2.13 shall be conclusive in the absence of manifest error.
Section 2.14    Inability to Determine Interest Rate.
Notwithstanding any other provision of this Agreement, if (a) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that (i) deposits (whether in Dollars or Canadian Dollars) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of a proposed LIBOR Rate Loan, (ii) by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining the LIBOR Rate for such Interest Period with respect to a proposed LIBOR Rate Loan or any Base Rate Loan as to which the interest rate is determined with reference to LIBOR, or (iii) a fundamental change has occurred in the foreign exchange or interbank markets with respect to Canadian Dollars (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls) or (b) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans that the Borrower has requested be outstanding as a LIBOR Rate Loan during such Interest Period or a Base Rate Loan as to which the interest rate is determined with reference to LIBOR, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Borrower, and the Lenders at least two Business Days prior to the first day of such Interest Period.
Unless the Borrower shall have notified the Administrative Agent upon receipt of such telephone notice that they wish to rescind or modify their request regarding such LIBOR Rate Loans or Base Rate Loans as to which the interest rate is determined with reference to LIBOR, any Loans that were requested to be made as LIBOR Rate Loans or Base Rate Loans as to which the interest rate is determined with reference

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to LIBOR shall be made as Base Rate Loans as to which the interest rate is not determined by reference to LIBOR and any Loans that were requested to be converted into or continued as LIBOR Rate Loans shall remain as or be converted into Base Rate Loans as to which the interest rate is not determined by reference to LIBOR. Until any such notice has been withdrawn by the Administrative Agent, no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans for the Interest Periods so affected or Base Rate Loans as to which the interest rate is determined with reference to LIBOR.
Section 2.15    Illegality.
Notwithstanding any other provision of this Agreement, if, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to make or maintain LIBOR Rate Loans (whether denominated in Dollars or Canadian Dollars) as contemplated by this Agreement or to obtain in the interbank eurodollar market through its LIBOR Lending Office the funds with which to make such Loans, (a) such Lender shall promptly notify the Administrative Agent and the Borrower thereof, (b) the commitment of such Lender hereunder to make LIBOR Rate Loans or continue LIBOR Rate Loans as such shall forthwith be suspended until the Administrative Agent shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, (c) such Lender’s Loans then outstanding as LIBOR Rate Loans, if any, shall be converted on the last day of the Interest Period for such Loans or within such earlier period as required by law as Base Rate Loans (provided that if any Lender may not lawfully continue to maintain a LIBOR Rate Loan to the last day of the then current Interest Period applicable thereto as a LIBOR Rate Loan, the applicable LIBOR Rate Loan shall immediately be converted to a Base Rate Loan) and (d) if any Lender may not otherwise lawfully continue to maintain Loans denominated in Canadian Dollars, any Loan denominated in Canadian Dollars, if any, shall immediately be repaid in full (together with accrued interest thereon). The Borrower hereby agrees to promptly pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender in making any repayment in accordance with this Section including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.
Section 2.16    Requirements of Law.
(a)    If any Change in Law:
(i)    shall subject such Lender to any tax of any kind whatsoever with respect to any Letter of Credit or any application relating thereto, any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for tax on the overall net income of such Lender and changes in the rate of such tax);

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(ii)    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the LIBOR Rate hereunder; or
(iii)    shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining LIBOR Rate Loans, Base Rate Loans as to which the interest rate is determined with reference to LIBOR or the Letters of Credit or to reduce any amount receivable hereunder or under any Note, LIBOR Rate Loan or Letter of Credit, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender reasonably deems to be material as determined by such Lender with respect to its LIBOR Rate Loans, as to which the interest rate is determined with reference to LIBOR or Letters of Credit. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Domestic Lending Office or LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this paragraph of this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or other disadvantages deemed by such Lender to be material.
(b)    If any Lender shall have reasonably determined that any Change in Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any central bank or Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity requirements) by an amount reasonably deemed by such Lender to be material, then from time to time, within fifteen (15) days after demand by such Lender, the Borrower shall pay to such Lender such additional amount as shall be certified by such Lender as being required to compensate it for such reduction. Such a certificate as to any additional amounts payable under this Section submitted by a Lender (which certificate shall include a description of the basis for the computation), through the Administrative Agent, to the Borrower shall be conclusive absent manifest error.
(c)    The agreements in this Section 2.16 shall survive the termination of this Agreement and payment of the Notes and all other amounts payable hereunder.
Section 2.17    Indemnity.
The Borrower hereby agrees to indemnify each Lender and to hold such Lender harmless from any funding loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or interest on any Loan by such Lender in accordance with the terms hereof, (b) default by the Borrower in accepting a borrowing after the Borrower has given a notice

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in accordance with the terms hereof, (c) default by the Borrower in making any prepayment after the Borrower has given a notice in accordance with the terms hereof, (d) default by the Borrower in making any payment of any Loan (or interest due thereon) denominated in Canadian Dollars on its scheduled due date or any payment thereof in a different currency; and/or (e) the making by the Borrower of a prepayment of a Loan, or the conversion thereof, on a day which is not the last day of the Interest Period with respect thereto, in each case including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Loans hereunder. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the applicable interbank markets and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. The agreements in this Section shall survive termination of this Agreement and payment of the Notes and all other amounts payable hereunder. This Section 2.17 shall not apply with respect to taxes.
Section 2.18    Taxes.
(a)    All payments made by the Borrower hereunder or under any Note shall be, except as provided in Section 2.18(b), made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto (but excluding (i) any taxes imposed on or measured by the net income or profits of a Recipient, any franchise taxes, and any branch profits taxes that are (A) imposed pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable Lending Office of such Recipient is located or any subdivision thereof or therein or (B) an Other Connection Tax, (ii) any U.S. federal withholding taxes imposed under FATCA, (iii) any U.S. federal backup withholding taxes attributable to such Recipient’s failure to comply with Section 2.18(c) and (iv) any interest, penalties or similar liabilities with respect to any tax described in (i) through (iii)) (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. The Borrower will furnish to the Administrative Agent as soon as practicable after the date the payment of any Taxes is due pursuant to Applicable Law certified copies (to the extent reasonably available and required by law) of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Recipient, and reimburse such Recipient upon its written request, for the amount of any Taxes so levied or imposed and paid by such Recipient.
(b)    Each Foreign Lender agrees to deliver to the Borrower and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 9.6 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) if the Lender is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, two accurate and complete signed copies of Internal Revenue Service Form W-8BEN (or W-8BEN-E, as applicable) or W-8ECI (or successor forms) certifying such Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments to be made

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under this Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, either Internal Revenue Service Form W-8BEN (or W-8BEN-E, as applicable) or W-8ECI as set forth in clause (i) above, or (x) a certificate substantially in the form of Exhibit 2.18 (any such certificate, a “Tax Exempt Certificate”) and (y) two accurate and complete signed copies of Internal Revenue Service Form W‑8 (or successor form) certifying such Lender’s entitlement to an exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Lender agrees that it will deliver upon the Borrower’s request updated versions of the foregoing, as applicable, whenever the previous certification has become obsolete or inaccurate in any material respect, together with such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note. Notwithstanding anything to the contrary contained in Section 2.18(a), but subject to the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Foreign Lender for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 2.18(a) hereof to gross‑up payments to be made to a Lender in respect of Taxes imposed by the United States if (I) such Lender has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 2.18(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such Taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 2.18, the Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 2.18(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date in any Applicable Law, or in the interpretation thereof, relating to the deducting or withholding of Taxes.
Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the Borrower, as the Administrative Agent or the Borrower shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Requirements of Law of any other jurisdiction, duly executed and completed by such Lender, as are required under such Requirements of Law and which such Lender is able to lawfully complete and deliver, to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction. Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the sole judgment of such Lender, and as may be reasonably necessary (including the re-designation of its LIBOR Lending Office) to avoid any requirement of applicable Requirements of Law of any such jurisdiction that the Borrower make any deduction or withholding for taxes from amounts payable to such Lender. Additionally, the Borrower shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall

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reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Requirements of Law of any jurisdiction, duly executed and completed by the Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Requirements of Law in connection with any payment by the Administrative Agent or any Lender of Taxes or other Taxes, or otherwise in connection with the Credit Documents, with respect to such jurisdiction.
(c)    Any Lender that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower of the Administrative Agent), executed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.
(d)    Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Domestic Lending Office or LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or other disadvantages deemed by such Lender in its sole discretion to be material.
(e)    If the Borrower pays any additional amount pursuant to this Section 2.18 with respect to a Lender, such Lender shall use reasonable efforts to obtain a refund of tax on account of such payment; provided that such Lender shall have no obligation to use such reasonable efforts if it believes in good faith, in its sole discretion, that claiming a refund would cause adverse tax consequences to it. In the event that such Lender receives such a refund, such Lender shall pay to the Borrower an amount that such Lender reasonably determines is equal to the net tax benefit obtained by such Lender as a result of such payment by the Borrower. In the event that no refund is obtained with respect to the Borrower’s payments to such Lender pursuant to this Section 2.18, then such Lender shall upon request provide a certification that such Lender has not received a refund for such payments. Nothing contained in this Section 2.18(e) shall require a Lender to disclose or detail the basis of its calculation of the amount of any tax benefit or any other amount or the basis of its determination referred to in the proviso to the first sentence of this Section 2.18(e) to the Borrower or any other party.
(f)    The agreements in this Section 2.18 shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.
Section 2.19    Indemnification; Nature of Issuing Lender’s Duties.
(a)    In addition to its other obligations under Section 2.3, the Borrower hereby agrees to protect, indemnify, pay and save each Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit or (ii) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”).
(b)    As between the Borrower and the Issuing Lender, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuing

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Lender shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) for any consequences arising from causes beyond the control of the Issuing Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender’s rights or powers hereunder.
(c)    In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to the Borrower. It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the Issuing Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Government Authority. The Issuing Lender shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender.
(d)    Nothing in this Section 2.19 is intended to limit the reimbursement obligation of the Borrower contained in Section 2.3(d) hereof. The obligations of the Borrower under this Section 2.19 shall survive the termination of this Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender to enforce any right, power or benefit under this Agreement.
(e)    Notwithstanding anything to the contrary contained in this Section 2.19, the Borrower shall have no obligation to indemnify any Issuing Lender in respect of any liability incurred by such Issuing Lender arising out of the gross negligence or willful misconduct of the Issuing Lender (including action not taken by an Issuing Lender), as determined by a court of competent jurisdiction.
Section 2.20    Extension of Maturity Date.
(a)    Requests for Extension. The Borrower may, up to two times prior to the Maturity Date during the term of this Credit Agreement, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 60 days and not later than 30 days prior to any anniversary of the Closing Date that occurs prior to the Maturity Date, request that each Revolving Lender consent to extend the Maturity Date for an additional one year from the Maturity Date then in effect hereunder (the “Existing Maturity Date”).

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(b)    Lender Elections to Extend. Each Revolving Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date (the “Notice Date”) that is 15 days prior to the applicable anniversary of the Closing Date, advise the Administrative Agent whether or not such Revolving Lender agrees to such extension. Each Lender that determines not to so extend the Maturity Date (a “Non‑Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date). Any Revolving Lender that does not advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non‑Extending Lender. The election of any Revolving Lender to agree to such extension shall not obligate any other Revolving Lender to so agree.
(c)    Notification by Administrative Agent. The Administrative Agent shall notify the Borrower of each Revolving Lender’s determination under this Section no later than the date 15 days prior to the applicable anniversary of the Closing Date (or, if such date is not a Business Day, on the next preceding Business Day).
(d)    Additional Commitment Lenders. The Borrower shall have the right on or before the applicable anniversary of the Closing Date to replace each Non‑Extending Lender with one or more institutions (each, an “Additional Commitment Lender”) (i) that is an existing Revolving Lender (and, if any such Additional Commitment Lender is already a Revolving Lender, the Commitment it assumes from such Non-Extending Lender shall be in addition to such Revolving Lender’s Commitment hereunder on such date, provided that each Revolving Lender shall have no obligation to increase its Commitment or become an Additional Commitment Lender) or (ii) that is not an existing Revolving Lender; provided that any such institution (A) must conform with the requirements contained in Section 9.6(c), (B) must be acceptable to the Administrative Agent (which approval shall not be unreasonably withheld or delayed) and (C) must become a Revolving Lender under this Credit Agreement by execution and delivery of an appropriate joinder agreement or of counterparts to this Credit Agreement in a manner acceptable to the Borrower and the Administrative Agent.
(e)    Minimum Extension Requirement. If (and only if) the total of the Commitments of the Revolving Lenders that have agreed so to extend the Maturity Date plus the additional Commitments of the Additional Commitment Lenders equals at least 51% of the aggregate amount of the Revolving Committed Amount in effect immediately prior to the applicable anniversary of the Closing Date, then, effective as of the applicable anniversary of the Closing Date, the Maturity Date shall be extended (subject to clause (f) below) to the date falling one year after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Revolving Lender” for all purposes of this Agreement.
(f)    Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Maturity Date pursuant to this Section shall not be effective unless:
(i)    no Default or Event of Default shall have occurred and be continuing on the date of such extension and after giving effect thereto;
(ii)    the representations and warranties contained in this Agreement are true and correct on and as of the date of such extension and after giving effect thereto, as

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though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);
(iii)    with respect to each Non‑Extending Lender, on the Existing Maturity Date (as in effect prior to such extension), the Borrower shall prepay (provided that any such prepayment shall be subject to Section 2.17) all Borrower Obligations owing to such Non-Extending Lender and, if such Non-Extending Lender has not been replaced by an Additional Commitment Lender, the Revolving Committed Amount shall be reduced by an amount equal to such Non-Extending Lender’s Commitment;
(iv)    on the Existing Maturity Date (as in effect prior to such extension), if any Non-Extending Lender has not been replaced by an Additional Commitment Lender, the Borrower shall prepay (provided that any such prepayment shall be subject to Section 2.17) one or more existing Revolving Loans in an amount necessary such that, after giving effect to the extension of the Maturity Date, each Revolving Lender and each Additional Commitment Lender will hold its Commitment Percentage (based on its share of the revised Revolving Committed Amount) of outstanding Revolving Loans;
(v)    on the Existing Maturity Date (as in effect prior to such extension), the Borrower shall prepay (provided that any such prepayment shall be subject to Section 2.17) one or more existing Revolving Loans or cash collateralize Letters of Credit in an amount necessary such that, after giving effect to the extension of the Maturity Date, the aggregate amount of LOC Obligations outstanding plus Revolving Loans outstanding plus Swingline Loans outstanding shall not exceed the Revolving Committed Amount; and
(vi)    since the date of the most recent annual audited financial statements delivered pursuant to Section 5.1(a), no event or condition shall have occurred that has had or could be reasonably expected to have a Material Adverse Effect.
Section 2.21    Defaulting Lenders.
Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(a)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.1.
(b)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Administrative Agent for the account of such Defaulting Lender pursuant to Section 9.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender and/or the Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Lender and/or the Swingline Lender, to be held

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as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Administrative Agent, the Lenders, the Issuing Lender or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by the Administrative Agent, any Lender, the Issuing Lender or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Revolving Loans or funded participations in Swingline Loans or Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share and (ii) such Revolving Loans or funded participations in Swingline Loans or Letters of Credit were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and funded participations in Swingline Loans or Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, or funded participations in Swingline Loans or Letters of Credit owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.21(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(c)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Section 2.4(b) and Section 2.3(c), the “Commitment Percentage” of each Non-Defaulting Lender shall be computed without giving effect to the Commitment of such Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists and (ii) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (A) the Commitment of that Non-Defaulting Lender minus (B) the aggregate outstanding principal amount of the Revolving Loans of that Lender. Subject to Section 9.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(d)    Cash Collateral for Letters of Credit. Promptly on demand by the Issuing Lender or the Administrative Agent from time to time, the Borrower shall deliver to the Administrative Agent cash collateral in an amount sufficient to cover all Fronting Exposure with respect to the Issuing Lender (after giving effect to Section 2.21(c)) on terms reasonably satisfactory to the Administrative Agent and the Issuing Lender (and such cash collateral shall be in Dollars). Any

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such cash collateral shall be deposited in a separate account with the Administrative Agent, subject to the exclusive dominion and control of the Administrative Agent, as collateral (solely for the benefit of the Issuing Lender) for the payment and performance of each Defaulting Lender’s Commitment Percentage of outstanding LOC Obligations. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Lender immediately for each Defaulting Lender’s Commitment Percentage of any drawing under any Letter of Credit which has not otherwise been reimbursed by the Borrower or such Defaulting Lender.
(e)    Prepayment of Swingline Loans. Promptly on demand by the Swingline Lender or the Administrative Agent from time to time, the Borrower shall prepay Swingline Loans in an amount of all Fronting Exposure with respect to the Swingline Lender (after giving effect to Section 2.21(c)).
(f)    Certain Fees. For any period during which such Lender is a Defaulting Lender, such Defaulting Lender (i) shall not be entitled to receive any Commitment Fee pursuant to Section 2.6(a) (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (ii) shall not be entitled to receive any letter of credit commissions pursuant to Section 2.6(b) otherwise payable to the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided cash collateral or other credit support arrangements satisfactory to the Issuing Lender pursuant to Section 2.21(d), but instead, the Borrower shall pay to the Non-Defaulting Lenders the amount of such letter of credit commissions in accordance with the upward adjustments in their respective Commitment Percentages allocable to such Letter of Credit pursuant to Section 2.21(c), with the balance of such fee, if any, payable to the Issuing Lender for its own account.
(g)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentages (without giving effect to Section 2.21(c)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
ARTICLE III

REPRESENTATIONS AND WARRANTIES

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To induce the Lenders to enter into this Agreement and to make the Extensions of Credit herein provided for, the Credit Parties hereby represent and warrant to the Administrative Agent and to each Lender that:
Section 3.1    Financial Condition.
(a)    (i) The audited consolidated financial statements of the Parent and its Subsidiaries for the fiscal year ended December 27, 2015 and (ii) the unaudited consolidated financial statements of the Parent and its Subsidiaries for the fiscal quarter ended April 17, 2016:
(A)    were prepared in accordance with GAAP (to the extent applicable) consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;
(B)    fairly present the financial condition of the Parent and its Subsidiaries as of the date or dates thereof (subject to normal year-end adjustments) and results of operations for the period covered thereby; and
(C)    show all Indebtedness and other liabilities in excess of $500,000 in aggregate principal amount, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including liabilities for taxes, commitments and other contingent obligations.
(b)    The written projections of the Parent and its Subsidiaries through fiscal year 2020 provided to the Administrative Agent on or before the Closing Date have been prepared in good faith based upon reasonable assumptions.
Section 3.2    No Change.
Since December 27, 2015 (and, after delivery of annual audited financial statements in accordance with Section 5.1(a), from the date of the most recently delivered annual audited financial statements) there has been no development or event which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.
Section 3.3    Corporate Existence; Compliance with Law.
Each of the Credit Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the requisite corporate power, authority and right to own and operate all its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified to conduct business and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify or be in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.4    Corporate Power; Authorization; Enforceable Obligations.
Each of the Credit Parties has full corporate power, authority and right to execute, deliver and perform the Credit Documents to which it is party and has taken all necessary limited liability company or corporate

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action to authorize the execution, delivery and performance by it of the Credit Documents to which it is party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery or performance of any Credit Document by the Credit Parties (other than those which have been obtained) or with the validity or enforceability of any Credit Document against the Credit Parties (except such filings as are necessary in connection with the perfection of the Liens created by such Credit Documents). Each Credit Document to which it is a party has been duly executed and delivered on behalf of each of the Credit Parties. Each Credit Document to which it is a party constitutes a legal, valid and binding obligation of each of the Credit Parties, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
Section 3.5    Compliance with Laws; No Conflict; No Default.
(a)    The execution, delivery and performance by each Credit Party of the Credit Documents to which such Credit Party is a party, in accordance with their respective terms, the borrowings hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) violate any Requirement of Law relating to such Credit Party, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws, articles of organization, operating agreement or other organizational documents of such Credit Party or any material indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any license, permit or other approval required by any Governmental Authority (collectively “Governmental Approvals”) relating to such Person, except to the extent that such conflict, breach or default with respect to any such indenture, agreement or instrument could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Credit Documents.
(b)    Each Credit Party (i) (x) has all Governmental Approvals required by law for it to conduct its business in all material respects, each of which is in full force and effect, (y) each such Governmental Approval is final and not subject to review on appeal and (z) each such Governmental Approval is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, and (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Requirements of Law relating to it or any of its respective properties, in each case except to the extent the failure to obtain such Governmental Approval or failure to comply with such Governmental Approval or Requirement of Law could not reasonably be expected to have a Material Adverse Effect.
(c)    None of the Credit Parties is in default under or with respect to any of its Material Contracts, or any judgment, order or decree to which it is a party, in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
Section 3.6    No Material Litigation.
Set forth on Schedule 3.6 is a list, as of the Closing Date, of any material litigation, investigation, bankruptcy or insolvency, injunction, order or claim affecting or relating to any Credit Party or any of its

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Subsidiaries, any such Person’s properties or revenues, or any Credit Document that is pending or, to the knowledge of the Credit Parties, threatened, by or against any Credit Party or any of its Subsidiaries or against any of its or their respective properties or revenues that has not been settled, dismissed, vacated, discharged or terminated. No litigation, investigation, bankruptcy or insolvency, injunction, order or claim affecting or relating to any Credit Party or any of its Subsidiaries, any such Person’s properties or revenues, or any Credit Document is pending or, to the knowledge of the Credit Parties, threatened, by or against any Credit Party or any of its Subsidiaries or against any of its or their respective properties or revenues that has not been settled, dismissed, vacated, discharged or terminated which could reasonably be expected to have a Material Adverse Effect, and no judgments are outstanding which could reasonably be expected to have a Material Adverse Effect.
Section 3.7    Investment Company Act; Etc.
No Credit Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Credit Party is a subject to regulation under the Federal Power Act, the Interstate Commerce Act, or any federal or state statute or regulation limiting its ability to incur the Secured Obligations.
Section 3.8    Margin Regulations.
No part of the proceeds of any Loan hereunder will be used directly or indirectly for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. The Credit Parties (a) are not engaged, principally or as one of their important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of such terms under Regulation U and (b) taken as a group do not own “margin stock” except as identified in the financial statements referred to in Section 3.1 and the aggregate value of all “margin stock” owned by the Credit Parties taken as a group does not exceed 25% of the value of their assets.
Section 3.9    ERISA.
Except as set forth in Schedule 3.9, no Reportable Event has occurred during the five‑year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, including minimum funding requirements under Code Section 430, except to the extent that any such occurrence or failure to comply would not reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and no Lien in favor of the PBGC or a Plan has arisen, during such five‑year period which could reasonably be expected to have a Material Adverse Effect. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount which, as determined in accordance with GAAP, could reasonably be expected to have a Material Adverse Effect. Neither any Credit Party, nor any of its Subsidiaries nor any Commonly Controlled Entity is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan which could reasonably be expected to have a Material Adverse Effect.
Section 3.10    Environmental Matters.
Except for exceptions to the following which, either individually or in the aggregate, could not be reasonably expected to result in a Material Adverse Effect:

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(a)    To the knowledge of the Credit Parties, the facilities and properties owned, leased or operated by the Credit Parties or any of their Subsidiaries (the “Properties”) do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, or (ii) could give rise to liability under, any Environmental Law.
(b)    The Properties and all operations of the Credit Parties and their Subsidiaries at the Properties are in compliance, and have in the last five years been in compliance, in all material respects with all applicable Environmental Laws, and, to the knowledge of the Credit Parties, there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Credit Parties or any of their Subsidiaries (the “Business”).
(c)    No Credit Party nor any Subsidiary thereof has received any written or actual notice of violation, alleged violation, non‑compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does any Credit Party nor any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened.
(d)    Hazardous Materials have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could give rise to liability under, any Environmental Law, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.
(e)    No judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Credit Party or any Subsidiary thereof, threatened, under any Environmental Law to which the Borrower or any other Credit Party or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.
(f)    There has been no release or threat of release of Hazardous Materials at or from the Properties, or arising from or related to the operations of the Borrower or any other Credit Party or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.
Section 3.11    Purpose of Loans.
The proceeds of the Extensions of Credit shall be used solely by the Borrower as follows:
(a)    with respect to the Loans, to (i) to refinance certain existing indebtedness of the Borrower and its Subsidiaries including all indebtedness outstanding under the Existing Credit Agreement, (ii) finance restaurant construction costs, (iii) pay costs, fees and expenses in connection with such new restaurant construction, (iv) refinance existing Indebtedness of the Borrower, (v) pay any fees and expenses in connection with this Agreement, and (vi) provide for the working capital and general corporate requirements of the Parent, the Borrower and its Subsidiaries (including, without limitation, Restricted Payments permitted hereunder and to finance Permitted Acquisitions); and

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(b)    the Letters of Credit shall be used only for or in connection with appeal bonds, reimbursement obligations arising in connection with surety and reclamation bonds, reinsurance, domestic or international trade transactions and obligations not otherwise aforementioned relating to transactions entered into by the applicable account party in the ordinary course of business.
Section 3.12    Subsidiaries.
Set forth on Schedule 3.12 is a complete and accurate list of all Subsidiaries of the Credit Parties as of the Closing Date. Information on the attached Schedule includes state of incorporation or organization; the number of authorized shares of each class of Capital Stock or other equity interests; the number of outstanding shares of each class of Capital Stock or other equity interests, the owner thereof and the percentage of such ownership; and the number and effect, of all outstanding options, warrants, rights of conversion or purchase and similar rights. The outstanding Capital Stock and other equity interests of all such Subsidiaries that is owned by a Credit Party is validly issued, fully paid and non‑assessable and is owned free and clear of all Liens (other than those arising under or contemplated in connection with the Credit Documents).
Section 3.13    Ownership; Insurance.
Each of the Credit Parties is the owner of, and has good and, to the extent applicable, marketable title to, and adequate insurance coverage for, all of its respective assets that, together with assets leased or licensed by the Credit Parties, represents all assets individually or in the aggregate material to the conduct of the businesses of the Credit Parties taken as a whole, and none of such assets is subject to any Lien other than Permitted Liens. Each Credit Party enjoys peaceful and undisturbed possession under all of its leases and all such leases are valid and subsisting and in full force and effect other than exceptions to the foregoing that could not reasonably be expected to have a Material Adverse Effect. The Credit Parties have delivered, or made available for review, complete and accurate copies of all material leases to the Administrative Agent as of the Closing Date.
Section 3.14    Indebtedness.
Except as otherwise permitted under Section 6.1, the Credit Parties and their Subsidiaries have no Indebtedness.
Section 3.15    Taxes.
Each of the Credit Parties and their Subsidiaries has filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) which are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. None of the Credit Parties is aware as of the Closing Date of any proposed tax assessments against it or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.
Section 3.16    Intellectual Property.
Each of the Credit Parties and its Subsidiaries owns, or has the legal right to use, all trademarks, tradenames, copyrights, patents, technology, know‑how and processes necessary for each of them to conduct its business as currently conducted. Set forth on Schedule 3.16 is a list of all material Intellectual Property owned by the Credit Parties and their Subsidiaries or that any Credit Party or any of its Subsidiaries has the

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right to use. Except as provided on Schedule 3.16, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property owned by a Credit Party or the validity or effectiveness of any such Intellectual Property owned by a Credit Party, nor do any Credit Party or any of its Subsidiaries know of any such claim, and, to the knowledge of any Credit Party and its Subsidiaries, the use of such Intellectual Property by any Credit Party or any of its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Schedule 3.16 may be updated from time to time by the Borrower to include new material Intellectual Property by giving written notice thereof to the Administrative Agent.
Section 3.17    Solvency.
The fair saleable value of all Credit Parties’ assets, taken as a whole and measured on a going concern basis, exceeds all probable liabilities of the Credit Parties, taken as a whole, including those to be incurred pursuant to this Agreement. The Credit Parties, on a consolidated basis, (a) do not have unreasonably small capital in relation to the business in which they are or propose to be engaged or (b) have not incurred, or believe that they will incur after giving effect to the transactions contemplated by this Agreement, debts beyond its ability to pay such debts as they become due.
Section 3.18    Investments.
All Investments of each of the Credit Parties and their Subsidiaries are Permitted Investments.
Section 3.19    Location of Collateral.
Set forth on Schedule 3.19(a) is a list of the owned and leased real Properties of the Credit Parties and their Subsidiaries as of the Closing Date, with street address, county and state where located as of the Closing Date, an indication of whether such real Property is owned or leased and, in the case of leased real property, the annual rental value thereof. Set forth on Schedule 3.19(b) is a list of all locations (other than locations set forth on Schedule 3.19(a)) where any tangible personal property of the Credit Parties with a fair market value equal to or greater than $1,000,000 is located as of the Closing Date, including county and state where located as of the Closing Date. Set forth on Schedule 3.19(c) is the chief executive office and principal place of business of the Credit Parties as of the Closing Date. Except as noted on Schedule 3.19(d), as of the Closing Date no personal property of any Credit Party is (i) stored with a bailee, warehouseman, processor or similar Person or (ii) consigned to any Person.
Section 3.20    No Burdensome Restrictions.
None of the Credit Parties or any of its Subsidiaries is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any Applicable Law that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Section 3.21    Brokers’ Fees.
Except as set forth on Schedule 3.21, none of the Credit Parties or any of its Subsidiaries have any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Credit Documents other than the closing and other fees payable pursuant to this Agreement.
Section 3.22    Labor Matters.

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There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Credit Parties or any of its Subsidiaries as of the Closing Date, other than as set forth in Schedule 3.22 hereto. As of the Closing Date none of the Credit Parties or any of its Subsidiaries (i) has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the five years preceding the Closing Date, other than as set forth in Schedule 3.22 hereto or (ii) has knowledge of any pending strike, walkout or work stoppage that could, in either case, reasonably be expected to have a Material Adverse Effect.
Section 3.23    Security Documents.
The Security Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently (or will be, upon the filing of appropriate financing statements and grants of security in Intellectual Property, in each case in favor of the Administrative Agent) perfected security interests and Liens, prior to all other Liens other than Permitted Liens.
Section 3.24    Accuracy and Completeness of Information.
No written report, financial statement, certificate or other information furnished by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Credit Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading as of the date furnished; provided that, with respect to projected financial information and other forward looking information, each Credit Party represents only that such information was prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable at the time prepared in light of the conditions existing at such time, and represented, at the time of delivery, such Credit Party’s reasonable estimate of its future financial condition and performance (it being understood that projections by their nature are inherently uncertain, actual results may differ from projections and such differences may be material). There is no fact now known to any Credit Party or any of its Subsidiaries which has, or could reasonably be expected to have, a Material Adverse Effect, which fact has not been set forth herein, in the financial statements of the Credit Parties furnished to the Administrative Agent, or in any certificate, opinion or other written statement made or furnished by or on behalf of the Credit Parties to the Administrative Agent and/or the Lenders.
Section 3.25    Material Contracts.
Schedule 3.25 sets forth a complete and accurate list of all Material Contracts of the Borrowers and their Subsidiaries in effect as of the Closing Date. As of the Closing Date, other than as set forth in Schedule 3.25, each such Material Contract is, and after giving effect to the transactions contemplated by the Credit Documents will be, in full force and effect in accordance with the terms thereof and no Borrower or Subsidiary thereof has violated in any material respect any such Material Contract. The Borrowers have delivered or made available to the Administrative Agent for its review a correct and complete copy of each written agreement listed in Schedule 3.25 (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in such Schedule.
Section 3.26    Anti-Terrorism Laws.
Neither any Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. Neither any Credit Party nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United

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States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act (as defined in Section 9.19) (collectively, the “Anti-Terrorism Laws”). None of the Credit Parties (i) is a blocked person described in section 1 of the Anti-Terrorism Order or (ii) to its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.
Section 3.27    Anti-Corruption and Sanctions.
None of (a) any Credit Party, any or their Subsidiaries or, to the knowledge of any such Credit Party any such Subsidiary, any of their respective directors, officers, employees or affiliates, or (b) to the knowledge of any Credit Party, any agent or representative of any Credit Party or any of their Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, (i) is a Sanctioned Person or currently the subject or target of any Sanctions or (ii) has taken any action, directly or indirectly, that would result in a violation by such Persons of any Anti-Corruption Laws.
ARTICLE IV

CONDITIONS PRECEDENT
Section 4.1    Conditions to Closing and Initial Extensions of Credit.
This Agreement shall become effective upon, and the obligation of each Lender to make the initial Extensions of Credit on the Closing Date is subject to, the satisfaction of the following conditions precedent:
(a)    Execution of Credit Documents. The Administrative Agent shall have received (i) counterparts of this Agreement, (ii) for the account of each Revolving Lender requesting the same, a Revolving Note, (iii) for the account of the Swingline Lender, the Swingline Note, and (iv) counterparts to the Security Agreement and the Pledge Agreement, in each case conforming to the requirements of this Agreement and executed by a duly authorized officer of each party thereto, and in each case in form and substance reasonably satisfactory to the Lenders.
(b)    Authority Documents. The Administrative Agent shall have received the following:
(i)    Articles of Incorporation/Charter Documents. Copies of the articles of incorporation or other charter documents, as applicable, of each Credit Party (A) certified by a secretary or assistant secretary of such Credit Party as of the Closing Date to be true and complete and (B) with respect to each Credit Party other than Western Franchise Development, Inc., certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation.
(ii)    Resolutions. Copies of resolutions of the board of directors of each Credit Party approving and adopting the Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of such Credit Party (pursuant to a secretary’s certificate in substantially the form of Exhibit 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.

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(iii)    Bylaws/Operating Agreement. A copy of the bylaws or comparable operating agreement of each Credit Party certified by a secretary or assistant secretary of such Credit Party (pursuant to a secretary’s certificate in substantially the form of Exhibit 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.
(iv)    Good Standing. Copies of certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation or organization.
(v)    Incumbency. An incumbency certificate of each Credit Party certified by a secretary or assistant secretary (pursuant to a secretary’s certificate in substantially the form of Exhibit 4.1(b) attached hereto) to be true and correct as of the Closing Date.
(c)    Legal Opinions of Counsel.     The Administrative Agent shall have received opinions of legal counsel (including local counsel to the extent required by the Administrative Agent) for the Credit Parties, dated the Closing Date and addressed to the Administrative Agent and the Lenders in form and substance reasonably acceptable to the Administrative Agent.
(d)    Personal Property Collateral. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent:
(i)    searches of Uniform Commercial Code filings in the jurisdiction of the state of incorporation or organization of each Credit Party and each other jurisdiction deemed necessary by the Administrative Agent and copies of the financing statements on file in such jurisdictions;
(ii)    UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;
(iii)    searches of ownership of Intellectual Property in the appropriate governmental offices and such patent/trademark/copyright filings as reasonably requested by the Administrative Agent in order to perfect the Administrative Agent’s security interest in the Intellectual Property;
(iv)    all stock or membership certificates, if any, evidencing the Capital Stock pledged to the Administrative Agent pursuant to the Pledge Agreement, together with duly executed in blank undated stock or transfer powers attached thereto;
(v)    all instruments and chattel paper individually in excess of $500,000 in the possession of any of the Credit Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s security interest in such instruments and chattel paper;
(vi)    with respect to the deposit accounts and securities accounts of the Credit Parties, such control agreements as may be required pursuant to the terms of Section 5.14; and

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(vii)    such other duly executed agreements or consents as are necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the Collateral.
(e)    Liability, Casualty, Business Interruption and Food Borne Illness Insurance. The Administrative Agent shall have received copies of insurance policies or certificates of insurance evidencing liability, casualty, business interruption and food borne illness insurance meeting the requirements set forth herein or in the Security Documents. The Administrative Agent shall be named as loss payee, as its interest may appear, and/or additional insured with respect to such insurance, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice (or ten (10) days, in the event of cancellation for non-payment of premium) before any such policy or policies shall be altered or canceled.
(f)    Fees. The Administrative Agent and the Lenders shall have received all fees, if any, owing pursuant to the Fee Letters and Section 2.6.
(g)    Litigation. Except for litigation disclosed on Schedule 3.6, there shall not exist any material litigation, investigation, bankruptcy or insolvency, injunction, order or claim affecting or relating to any Credit Party or any of its Subsidiaries or with respect to this Agreement and the other Credit Documents that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date.
(h)    Solvency Certificate. The Administrative Agent shall have received an officer’s certificate prepared by the chief financial officer or the treasurer of the Parent as to the financial condition, solvency and related matters of the Credit Parties, taken as a whole, in substantially the form of Exhibit 4.1(h) hereto.
(i)    Account Designation Notice. The Administrative Agent shall have received the executed Account Designation Notice in the form of Exhibit 1.1(a) hereto.
(j)    Corporate Structure. The corporate, capital and ownership structure of the Credit Parties and their Subsidiaries shall be as described in Schedule 3.12, and shall otherwise be reasonably satisfactory to the Administrative Agent and the Lenders.
(k)    Consents. The Administrative Agent shall have received evidence that all material governmental, shareholder, board of director and third party consents and approvals necessary in connection with the financings and other transactions contemplated hereby have been obtained.
(l)    Compliance with Laws. The financings and other transactions contemplated hereby shall be in compliance with all Applicable Laws (including all applicable securities and banking laws, rules and regulations).
(m)    Bankruptcy. There shall be no bankruptcy or insolvency proceedings with respect to any Credit Party or any of its Subsidiaries.

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(n)    Material Adverse Effect. No material adverse change shall have occurred since December 27, 2015 in the business, properties, operations or financial condition of the Credit Parties and their Subsidiaries taken as a whole.
(o)    Financial Statements. The Administrative Agent shall have received copies of the financial statements and other financial information referred to in Section 3.1 hereof, each in form and substance reasonably satisfactory to it.
(p)    Termination of Existing Indebtedness. All existing Indebtedness for borrowed money of the Credit Parties and their Subsidiaries (including the Indebtedness arising under the Existing Credit Agreement, but excluding the Indebtedness listed on Schedule 6.1(b)) shall have been repaid in full and terminated and all Liens relating thereto (other than those in favor of the Administrative Agent) shall have been terminated.
(q)    Officer’s Certificates. The Administrative Agent shall have received a certificate executed by a Responsible Officer of the Parent as of the Closing Date stating that (i) except as set forth on Schedule 3.6, there is no material pending or, to the knowledge of any Credit Party, threatened litigation, investigation, bankruptcy or insolvency, injunction, order or claim affecting or relating to any Credit Party or any of its Subsidiaries, this Agreement or the other Credit Documents, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date, (ii) no material adverse change shall have occurred since December 27, 2015 in the business, properties, operations or financial condition of the Credit Parties and their Subsidiaries taken as a whole, (iii) immediately after giving effect to this Agreement (including the initial Extensions of Credit hereunder), the other Credit Documents and all the transactions contemplated therein to occur on such date, (A) no Default or Event of Default exists and (B) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects and (iv) each of the Credit Parties, as applicable, has satisfied each of the conditions set forth in Section 4.1 and Section 4.2.
(r)    PATRIOT Act, etc. The Borrower and each of the Guarantors shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent in order to comply with requirements of the PATRIOT Act, applicable “know your customer” and anti-money laundering rules and regulations.
(s)    Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.
Section 4.2    Conditions to All Extensions of Credit.
The obligation of each Lender to make any Extension of Credit (including, without limitation, any Swingline Loan made pursuant to the Autoborrow Feature) hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:
(a)    Representations and Warranties. The representations and warranties made by the Credit Parties herein, in the Security Documents or which are contained in any certificate furnished at any time under or in connection herewith shall be true and correct on and as of the date of such Extension of Credit as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date.

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(b)    No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to such Extension of Credit.
(c)    Compliance with Commitments. Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the sum of outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations shall not exceed the Revolving Committed Amount, (ii) the LOC Obligations shall not exceed the LOC Sublimit and (iii) the Swingline Loans shall not exceed the Swingline Sublimit.
(d)    Additional Conditions to Revolving Loans. If a Revolving Loan is requested, all conditions set forth in Section 2.1 shall have been satisfied.
(e)    Additional Conditions to Letters of Credit. If the issuance of a Letter of Credit is requested, all conditions set forth in Section 2.3 shall have been satisfied.
(f)    Additional Conditions to Swingline Loans. If a Swingline Loan is requested, all conditions set forth in Section 2.4 shall have been satisfied.
(g)    Additional Conditions to Canadian Dollar Extensions of Credit. In the case of an Extension of Credit to be denominated in Canadian Dollars, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent or the Required Lenders would make it impracticable for such Extension of Credit to be denominated in Canadian Dollars.
Each request for an Extension of Credit (including, without limitation, any Swingline Loan made pursuant to the Autoborrow Feature, which shall be deemed a request by the Borrower for a Swingline Loan for purposes of this Section 4.2) and each acceptance by the Borrower of any such Extension of Credit shall be deemed to constitute representations and warranties by the Borrower as of the date of such Extension of Credit that the applicable conditions in paragraphs (a) through (g) of this Section have been satisfied.
ARTICLE V

AFFIRMATIVE COVENANTS
The Credit Parties hereby covenant and agree that on the Closing Date, and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Note remains outstanding and unpaid and the Secured Obligations together with interest, Commitment Fee and all other amounts owing to the Administrative Agent or any Lender hereunder, are paid in full, the Credit Parties shall, and shall cause each of their Subsidiaries (other than in the case of Sections 5.1, 5.2 or 5.7 hereof), to:
Section 5.1    Financial Statements.
Furnish to the Administrative Agent and each of the Lenders:
(a)    Annual Financial Statements. As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Parent, a copy of the consolidated balance sheet of

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the Parent and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows of the Parent and its consolidated Subsidiaries for such year which shall be audited by a firm of independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification;
(b)    Quarterly Financial Statements. As soon as available and in any event within forty‑five (45) days after the end of each fiscal quarter of the Parent, a copy of the consolidated balance sheet of the Parent and its consolidated Subsidiaries as at the end of such period and related consolidated statements of income and retained earnings and of cash flows for the Parent and its consolidated Subsidiaries for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form consolidated figures for the corresponding period or periods of the preceding fiscal year (provided that the balance sheet will be compared to the balance sheet from the prior fiscal year end) subject to normal recurring year‑end audit adjustments and the absence of footnotes);
(c)    Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 5.1(a) and 5.1(b) above, a certificate of a Responsible Officer of the Parent substantially in the form of Exhibit 5.1(c), (i) demonstrating compliance with the financial covenants contained in Section 5.9 by calculation thereof as of the end of each such fiscal period and (iii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Credit Parties propose to take with respect thereto.
(d)    Annual Operating Budget and Cash Flow. As soon as available, but in any event within sixty (60) days following the end of each fiscal year, a copy of the detailed annual operating budget or plan including cash flow projections of the Parent and its Subsidiaries for the next four fiscal quarter period prepared on a quarterly basis, in form and detail reasonably acceptable to the Administrative Agent, together with a summary of the material assumptions made in the preparation of such annual budget or plan;
all such financial statements to be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year‑end audit adjustments) and to be prepared in reasonable detail and, in the case of the annual and quarterly financial statements provided in accordance with subsections (a) and (b) above, in accordance with GAAP applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change, if any, in the application of accounting principles as provided in Section 1.3. As to any information contained in materials furnished or made available pursuant to Section 5.2(b), Parent shall not be separately required to furnish such information under Section 5.1(a) or (b) above, but the foregoing shall not be in derogation of the obligation of Parent to furnish the information and materials described in Sections 5.1(a) and (b) above at the times specified therein.
Section 5.2    Certificates; Other Information.

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Furnish to the Administrative Agent and each of the Lenders:
(a)    concurrently with the delivery of the financial statements referred to in Section 5.1(a) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default with respect to the provisions of Section 5.9, except as specified in such certificate;
(b)    promptly after the same are sent or upon their becoming available, copies of or access to (i) all financial statements, reports, notices and proxy statements sent or made available by the Credit Parties to their equityholders, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any of the Credit Parties with any securities exchange or any governmental or private regulatory authority, and (iii) all press releases and other statements made available by any of the Credit Parties to the public concerning material developments in the business of any of the Credit Parties;
(c)    not less than twenty (20) Business Days prior to the consummation of any Permitted Acquisition with Total Consideration in excess of $5,000,000, the following information:
(i)    a reasonably detailed description of the material terms of such Permitted Acquisition (including, without limitation, the purchase price and method and structure of payment) and of each Target;
(ii)    to the extent available, audited financial statements of the Target for its two (2) most recent fiscal years prepared by independent certified public accountants acceptable to the Administrative Agent and unaudited fiscal year-to-date statements for the two (2) most recent interim periods;
(iii)    consolidated projected income statements of the Parent and its consolidated Subsidiaries (giving effect to such Permitted Acquisition and the consolidation with the Parent of each relevant Target) for the three (3)-year period following the consummation of such Permitted Acquisition, in reasonable detail, together with any appropriate statement of assumptions and pro forma adjustments reasonably acceptable to the Administrative Agent;
(iv)    a certificate, in form and substance reasonably satisfactory to the Administrative Agent, executed by a Responsible Officer of the Parent (A) setting forth a good faith estimate of the Total Consideration to be paid for each Target, and (B) certifying that (1) such Permitted Acquisition complies with the requirements set forth in the definition thereof in Section 1.1 of this Agreement and (2) after giving effect to such Permitted Acquisition and any borrowings in connection therewith, the Parent believes in good faith that it will have sufficient availability under the Commitments to meet its ongoing working capital requirements; and
(v)    any due diligence reports prepared by, or on behalf of, any Credit Party with respect to the Target;

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provided, that with respect to any Permitted Acquisition consummated within the first twenty (20) Business Days following the Closing Date, the delivery of the information required pursuant to clauses (i)-(v) above on the Closing Date shall satisfy the requirements of this Section 5.2(c).
(d)    promptly, such additional financial and other information as the Administrative Agent, or any Lender through the Administrative Agent, may from time to time reasonably request; and
(e)    concurrently with the delivery of the financial statements referred to in Section 5.1(b) above, notice of any acquisition or construction of a new restaurant.
Documents required to be delivered pursuant to Section 5.1(a) or (b), or Section 5.2(b) or (e) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent posts such documents, or provides a link thereto on Parent’s website; (ii) on which such documents are posted on Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) on which such documents are available on the website of the Securities and Exchange Commission at www.sec.gov.
Section 5.3    Payment of Taxes and Other Obligations.
Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its taxes (Federal, state, local and any other taxes) and other material obligations and liabilities of whatever nature and any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such taxes, obligations and liabilities (except where the failure to pay, discharge or satisfy such obligations and liabilities (other than taxes) could not reasonably be expected to have a Material Adverse Effect), except when the amount or validity of any such taxes, obligations and liabilities is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties.
Section 5.4    Maintenance of Existence.
Preserve, renew and keep in full force and effect its existence and good standing and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business and to maintain its goodwill; comply with all Material Contracts and Requirements of Law applicable to it except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.5    Maintenance of Property; Insurance.
(a)    Keep all material property useful and necessary in its business in good working order and condition (ordinary wear and tear and obsolescence excepted).
(b)    Maintain with financially sound and reputable insurance companies (i) insurance on all its property (including without limitation its tangible Collateral) insuring against at least such risks as are usually insured against in the same or a similar business, (ii) liability and food borne illness insurance covering at least such risks as are usually insured against in the same or a similar business; and furnish to the Administrative Agent, upon written request, full information as to the

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insurance carried. The Administrative Agent shall be named as loss payee or mortgagee, as its interest may appear, or an additional insured, as applicable, with respect to such insurance policies, and each provider of such insurance policies shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled (or ten (10) days, in the event of cancellation for non-payment of premium), and that no act or default of any Credit Party or any of its Subsidiaries or any other Person shall affect the rights of the Administrative Agent or the Lenders under such policy or policies. The present insurance coverage of the Credit Parties as of the Closing Date is outlined as to carrier, policy number, expiration date, type and amount on Schedule 5.5(b).
(c)    In case of any material loss, damage to or destruction of the Collateral of any Credit Party or any material part thereof, such Credit Party shall promptly give written notice thereof to the Administrative Agent generally describing the nature and extent of such damage or destruction.
Section 5.6    Inspection of Property; Books and Records; Discussions.
Keep proper books of records and accounts in which full, true and correct entries (in all material respects) shall be made of all dealings and transactions in relation to its businesses and activities, such entries to be in conformity with GAAP and all Requirements of Law; and permit, during regular business hours and upon reasonable notice by the Administrative Agent or any Lender, the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other condition of the Credit Parties and their Subsidiaries with officers and employees of the Credit Parties and with its independent certified public accountants; provided, however, that the Credit Parties shall only be required to reimburse the expenses of the Administrative Agent for two such inspections and examinations in any fiscal year, unless an Event of Default has occurred and is continuing, in which case the Administrative Agent or any Lender (or any of its respective representatives or independent contractors) shall not be so limited.
Section 5.7    Notices.
Give notice in writing to the Administrative Agent (which shall promptly transmit such notice to each Lender) of:
(a)    promptly, but in any event within five (5) Business Days after any Credit Party knows or has reason to know thereof, the occurrence of any Default or Event of Default;
(b)    promptly, the occurrence of any default or event of default under any Material Contracts of any Credit Party or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect;
(c)    promptly, any litigation, or any investigation or proceeding known to any Credit Party (i) affecting any Credit Party or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $10,000,000, (ii) affecting or with respect to this Agreement or any other Credit Document or (iii) involving an environmental claim or potential liability under Environmental Laws in excess of $5,000,000;

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(d)    as soon as possible and in any event within thirty (30) days after any Credit Party knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC (other than a Permitted Lien) or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Credit Party or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan, in each case that could reasonably be expected to have a Material Adverse Effect or involve a monetary claim or potential liability in excess of $5,000,000;
(e)    any notice of any material violation of any Requirement of Law received by any Credit Party or any of its Subsidiaries from any Governmental Authority including, without limitation, any notice of material violation of Environmental Laws;
(f)    any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Credit Party or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect;
(g)    any attachment, judgment, lien, levy or order exceeding $10,000,000 that may be assessed against any Credit Party other than Permitted Liens; and
(h)    promptly, any other development or event which could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Credit Parties propose to take with respect thereto. In the case of any notice of a Default or Event of Default, the Borrower shall specify that such notice is a Default or Event of Default notice on the face thereof.
Section 5.8    Environmental Laws.
(a)    Comply in all material respects with, and take reasonable steps to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and take reasonable steps to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws;
(b)    Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect; and
(c)    Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the

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violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Credit Parties or any of their Subsidiaries or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor as determined by a court of competent jurisdiction in a final and non-appealable judgment. The agreements in this paragraph shall survive repayment of the Secured Obligations.
Section 5.9    Financial Covenants.
Commencing on the day immediately following the Closing Date, the Credit Parties shall comply with the following financial covenants:
(a)    Lease Adjusted Leverage Ratio. As of the last day of each fiscal quarter of the Parent, the Lease Adjusted Leverage Ratio shall be less than or equal to 4.75 to 1.0.
(b)    Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio, as of the last day of each fiscal quarter of the Parent shall be greater than or equal to 1.25 to 1.0.
Section 5.10    Additional Subsidiary Guarantors.
The Credit Parties will cause each of their Domestic Subsidiaries (other than an Immaterial Subsidiary or a Liquor License Subsidiary), whether newly formed, after acquired or otherwise existing, to promptly become a Guarantor hereunder by way of execution of a Joinder Agreement. In connection therewith, the Credit Parties shall give notice to the Administrative Agent not less than fifteen (15) days prior to creating a Subsidiary, or acquiring the Capital Stock of any other Person. The guaranty obligations of any such Additional Credit Party shall be secured by, among other things, the Collateral of the Additional Credit Party and a pledge of 100% of the Capital Stock of its Domestic Subsidiaries that such Additional Credit Party owns and 65% (or such higher percentage that would not result in material adverse tax consequences for such Additional Credit Party (by constituting an investment of earnings in United States property under Section 956 (or a successor provision) of the Code or triggering an increase in the gross income of Borrower pursuant to Section 951 (or a successor provision) of the Code without corresponding credits or other offsets)) of the voting Capital Stock and 100% of the non-voting Capital Stock of its first-tier Foreign Subsidiaries. In connection with the foregoing, the Credit Parties shall deliver to the Administrative Agent such charter and organizational documents and opinions of counsel as the Administrative Agent may reasonably request.
Section 5.11    Compliance with Law.
Each Credit Party will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property if noncompliance with any such law, rule, regulation, order or restriction could reasonably be expected to have a Material Adverse Effect.
Section 5.12    Pledged Assets.
Each Credit Party will, and will cause each of its Subsidiaries to, cause 100% of the Capital Stock of each of its direct or indirect Domestic Subsidiaries that such Credit Party owns and 65% of the voting Capital Stock and 100% of the non-voting Capital Stock of each of its first-tier Foreign Subsidiaries that such Credit Party owns to be subject at all times to a first priority, perfected Lien in favor of the Administrative

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Agent pursuant to the terms and conditions of the Security Documents or such other security documents as the Administrative Agent shall reasonably request.
Section 5.13    Covenants Regarding Intellectual Property.
(a)    Each Credit Party shall notify the Administrative Agent promptly if it knows that any application, letters patent or registration relating to any material Patent or any registration relating to any material Trademark of such Credit Party or any of its Subsidiaries may become abandoned, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or any court) regarding such Credit Party’s or any of its Subsidiary’s ownership of any material Patent or material registered Trademark, its right to patent or register the same, or to enforce, keep and maintain the same, or its rights under any material Patent License or material Trademark License.
(b)    Each Credit Party shall notify the Administrative Agent promptly after it knows of any final adverse determination (including, without limitation, any such determination in any proceeding in any court) regarding any material Copyright of such Credit Party or any of its Subsidiaries, whereby (i) such material Copyright may become invalid or unenforceable prior to its expiration or termination, or (ii) such Credit Party’s or any of its Subsidiary’s ownership of such material Copyright, its right to register the same or to enforce, keep and maintain the same, or its rights under such material Copyright, may be adversely affected.
(c)    (i)    Each Credit Party shall promptly notify the Administrative Agent of any filing by such Credit Party or any of its Domestic Subsidiaries, either itself or through any agent, employee, licensee or designee (but in no event later than the 15th Business Day following the last day of the fiscal year in which such filing occurs), of any application for registration of any material Intellectual Property with the United States Copyright Office or United States Patent and Trademark Office or any similar office or agency in any other country or any political subdivision thereof, or any new Intellectual Property acquired or licensed by a Credit Party or any Domestic Subsidiary thereof.
(ii)    Upon request of the Administrative Agent, each Credit Party shall execute and deliver any and all agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in the Intellectual Property and the general intangibles (including goodwill) related thereto or represented thereby.
(d)    The Credit Parties and their Subsidiaries will take all necessary actions, including, without limitation, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain the registration of each material registered Copyright, Patent and Trademark owned by the Credit Parties and their Subsidiaries, including, without limitation, payment of maintenance fees, filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings.
(e)    In the event that any Credit Party becomes aware that any material Intellectual Property is infringed, misappropriated or diluted by a third party in any material respect, such Credit Party shall notify the Administrative Agent promptly after it learns thereof and shall, unless such Credit Party shall reasonably determine that such Intellectual Property is not material to the business of such Credit Party or the Credit Parties and their Subsidiaries taken as a whole, or that taking legal

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action will not be financially prudent, promptly take action against such infringement, misappropriation or dilution to terminate such infringement, misappropriation or dilution and/or recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as such Credit Party shall reasonably deem appropriate under the circumstances to protect such Intellectual Property.
(f)    Notwithstanding anything to the contrary in this Section 5.13, each Credit Party shall be permitted to abandon any Copyright, Trademark or Patent that such Credit Party reasonably determines is no longer used or useful in the conduct of the business of such Credit Party or its Subsidiaries and shall not be required to provide any notice set forth in this Section 5.13 with respect thereto.
Section 5.14    Deposit and Securities Accounts.
The Credit Parties shall maintain each of their deposit and securities accounts with (a) a Lender or (b) a financial institution that has entered into an account control agreement in form and substance reasonably satisfactory to the Administrative Agent; provided that (i) any account with a financial institution (other than a Lender) that has an outstanding balance, or contains assets that are valued, at all times less than $1,000,000 shall not be subject to the requirements of this Section 5.14 and (ii) the outstanding balance of, or the amount of assets in, all accounts excluded from the requirements of this Section 5.14 shall not exceed $5,000,000 at any time.
Section 5.15    Collateral Consents.
(a)    In the case of any tangible personal property that is Collateral with a fair market value equal to or greater than $1,000,000 and that as of the Closing Date is in the possession or control of a warehouseman, bailee or agent, the Borrower will use commercially reasonable efforts to deliver to the Administrative Agent all such customary estoppel letters, bailee letters, consents and waivers from such warehouseman, bailee or agent, as applicable, as may be reasonably required by the Administrative Agent.
(b)    In the event that after the Closing Date, any Credit Party stores inventory or other tangible personal property that is Collateral with a warehouseman, bailee or agent, in each case with fair market value equal to or greater than $1,000,000, such Credit Party shall promptly notify the Administrative Agent and, if requested by the Administrative Agent, use commercially reasonable efforts to deliver or cause to be delivered to the Administrative Agent all such customary estoppel letters, bailee letters, consents and waivers from such warehouseman, bailee or agent, as applicable, as may be reasonably required by the Administrative Agent.
Section 5.16    Further Assurances.
Upon the request of the Administrative Agent, the Credit Parties shall promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents which are necessary or advisable to create or maintain in favor of the Administrative Agent, for the benefit of the Lenders, Liens on all Collateral of the Credit Parties as may be required by this Agreement or any Security Document that are duly perfected in accordance with all applicable Requirements of Law.
Section 5.17    Compliance with Anti-Corruption Laws and Sanctions.

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(a)    The Borrower will not request any Extension of Credit, and the Borrower shall not use, and shall ensure that no Credit Party and none of their Subsidiaries or their respective directors, officers, employees and agents use, the proceeds of any Extension of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
(b)    The Credit Parties will maintain in effect and enforce policies and procedures designed to promote and achieve compliance in all material respects by each such Credit Party, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
ARTICLE VI

NEGATIVE COVENANTS
The Credit Parties hereby covenant and agree that on the Closing Date, and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Note remains outstanding and unpaid and the Secured Obligations together with interest, Commitment Fee and all other amounts owing to the Administrative Agent or any Lender hereunder, are paid in full that:
Section 6.1    Indebtedness.
Each of the Credit Parties will not, nor will it permit any Subsidiary to, contract, create, incur, assume or permit to exist any Indebtedness, except:
(a)    Indebtedness arising or existing under this Agreement and the other Credit Documents;
(b)    Indebtedness existing as of the Closing Date as referenced in the financial statements referenced in Section 3.1 (and set out more specifically in Schedule 6.1(b)) hereto and renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension, together with fees and expenses reasonably incurred in connection therewith;
(c)    Indebtedness incurred after the Closing Date consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price of furniture, fixtures and equipment provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such furniture, fixtures and equipment; (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing; and (iii) the total amount of all such Indebtedness shall not exceed $25,000,000 at any time outstanding and renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension;

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(d)    Unsecured intercompany Indebtedness among the Credit Parties; provided that any such Indebtedness shall be fully subordinated to the Secured Obligations hereunder on terms reasonably satisfactory to the Administrative Agent;
(e)    Indebtedness and obligations owing under Secured Hedging Agreements and other Hedging Agreements entered into in order to manage existing or anticipated business risks and not for speculative purposes;
(f)    Indebtedness and obligations of Credit Parties owing under documentary letters of credit for the purchase of goods or other merchandise (but not under standby, direct pay or other letters of credit except for the Letters of Credit hereunder) generally;
(g)    Indebtedness in respect of Guaranty Obligations to the extent permitted under Section 6.3;
(h)    Indebtedness in respect of Sale Leaseback Transactions to the extent permitted under Section 6.12;
(i)    performance, surety, bid, appeal or similar bonds arising in the ordinary course of business;
(j)    any Indebtedness owing by any Person prior to such Person becoming a Subsidiary of a Credit Party pursuant to a Permitted Acquisition; provided that such Indebtedness is not created in contemplation of such acquisition;
(k)    other unsecured Indebtedness or Subordinated Debt of Credit Parties; provided that (i) the Credit Parties shall demonstrate to the reasonable satisfaction of the Administrative Agent that the Credit Parties will be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 5.9 after giving effect to any such Indebtedness and (ii) no Event of Default shall exist at the time of, or shall result from, the incurrence of such Indebtedness; and
(l)    other Indebtedness of the Credit Parties and their Subsidiaries which does not exceed $25,000,000 in the aggregate at any time outstanding.
Section 6.2    Liens.
Each of the Credit Parties will not, nor will it permit any Subsidiary to, contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens. Notwithstanding the foregoing, if a Credit Party shall grant a Lien on any of its assets in violation of this Section 6.2, then it shall be deemed to have simultaneously granted an equal and ratable Lien on any such assets in favor of the Administrative Agent for the benefit of the Lenders, to the extent such a Lien has not already been granted to the Administrative Agent. For the avoidance of doubt, each of the Credit Parties will not, nor will it permit any Subsidiary to, grant consensual Liens or other security interests on real property owned by any Credit Party or its Subsidiaries in favor of any party other than the Administrative Agent.
Section 6.3    Guaranty Obligations.

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The Credit Parties will not enter into or otherwise become or be liable in respect of any Guaranty Obligations (excluding specifically therefrom endorsements in the ordinary course of business of negotiable instruments for deposit or collection) other than (a) those in favor of the Lenders in connection herewith, (b) guaranties given by the Borrower or any of its Subsidiaries in connection with obligations not constituting Indebtedness, including Permitted Acquisitions, real property leases and other contracts entered into in the ordinary course of business, (c) Guaranty Obligations by the Credit Parties and their Subsidiaries with respect to Indebtedness permitted under Section 6.1 (except, as regards Indebtedness under subsection (b) thereof, only if and to the extent such Indebtedness was guaranteed on the Closing Date) and (d) guaranties given by the Borrower or any Subsidiaries with respect to the Indebtedness of a Red Robin franchisee in an aggregate amount for all such guaranties not to exceed $50,000,000 at any time outstanding.
Section 6.4    Nature of Business.
Except as permitted by Section 6.5, each of the Credit Parties will not, nor will it permit any Subsidiary to, alter its business in any material respect from that conducted as of the Closing Date or any business substantially related or incidental thereto.
Section 6.5    Consolidation, Merger, Sale or Purchase of Assets, etc.
Each of the Credit Parties will not, nor will it permit any Subsidiary to:
(a)    dissolve, liquidate or wind up its affairs, sell, transfer, lease to a third party or otherwise dispose of its property or assets or agree to do so at a future time except the following, without duplication, shall be expressly permitted:
(i)    Specified Sales;
(ii)    Sale Leaseback Transactions to the extent permitted under Section 6.12;
(iii)    the disposition of property or assets as a result of a Recovery Event;
(iv)    the sale, lease, transfer or other disposition of (A) machinery, parts and equipment no longer used or useful in the conduct of the business of the Borrower or any of its Subsidiaries and (B) property and assets located at or used in connection with, or which are otherwise associated with, restaurants that are not material to the business of any Credit Party;
(v)    the sale, lease or transfer of property or assets between Credit Parties, so long as the Liens of the Administrative Agent with respect to such property or assets remain in full force and effect and fully perfected after giving effect to such transaction;
(vi)    the dissolution, liquidation or winding up of a Liquor License Subsidiary or any sale, transfer or other disposition of assets from a Liquor License Subsidiary to a Credit Party or another Liquor License Subsidiary;
(vii)    the sale of restaurants owned by the Credit Parties to franchisees for fair market value so long as the aggregate consideration for all sales made in reliance on this clause (vii) does not exceed $50,000,000 in any fiscal year; and

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(viii)    the sale, lease or transfer of property or assets for fair market value so long as the aggregate consideration for all sales, leases and transfers of property or assets made in reliance on this clause (viii) does not exceed $50,000,000 during the term of this Agreement;
provided, that in each case (other than with respect to clause (v) above and dispositions of assets of a restaurant in connection with a refinishing, refurnishing or upgrade of such restaurant for consideration less than $100,000 in the aggregate per restaurant) (A) at least 75% of the consideration received therefor by any Credit Party or any such Subsidiary shall be in the form of cash or Cash Equivalents, (B) after giving effect to the sale, lease, transfer or other disposition of such property or assets and the repayment of Indebtedness (if any) with the proceeds thereof, the Credit Parties shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 5.9 hereof and shall be in compliance with all other terms and conditions of this Agreement, and (C) no Event of Default shall exist or shall result from such sale, lease, transfer or other disposition of property or assets; provided, further, that with respect to any sale or transfer of property or assets permitted hereunder to an unrelated third party, the Administrative Agent shall be entitled, without the consent of the Lenders or the Required Lenders, to release its Liens relating to the particular property or assets sold; or
(d)    (i) purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) all or substantially all of the property or assets or a majority of the Voting Stock of any Person (other than purchases or other acquisitions of inventory, goods, materials, property and equipment in the ordinary course of business, except as otherwise limited or prohibited herein) or (ii) enter into any transaction of merger or consolidation, except for (A) Permitted Acquisitions, (B) investments or acquisitions permitted pursuant to Section 6.6, and (C) the merger or consolidation of a Credit Party with and into another Credit Party; provided that if the Borrower is a party thereto, the Borrower will be the surviving corporation.
Section 6.6    Advances, Investments and Loans.
Each of the Credit Parties will not, nor will it permit any Subsidiary to, lend money or extend credit or make advances to any Person, or purchase or acquire any Capital Stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person except for Permitted Investments.
Section 6.7    Transactions with Affiliates.
Except as permitted in subsection (iv), subsection (ix) or subsection (x) of the definition of Permitted Investments or as permitted under Section 6.11, each of the Credit Parties will not, nor will it permit any Subsidiary to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder or Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s‑length transaction with a Person other than an officer, director, shareholder or Affiliate.
Section 6.8    Sale of Capital Stock of Subsidiaries.
Each of the Credit Parties will not, nor will it permit any Subsidiary to, sell, transfer, pledge or otherwise dispose of any Capital Stock or other equity interests in any of its Subsidiaries, nor will it, or permit any Subsidiary to, issue, sell, transfer, pledge or otherwise dispose of any of its Capital Stock or other

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equity interests, except as required by the Credit Documents or pursuant to a transaction permitted by this Agreement.
Section 6.9    Fiscal Year; Organizational Documents; Material Contracts.
Each of the Credit Parties will not, nor will it permit any of its Subsidiaries to, change its fiscal year. Each of the Credit Parties will not, nor will they permit any of its Subsidiaries to, amend, modify or change their articles of incorporation (or corporate charter or other similar organizational document), operating agreement or bylaws (or other similar document) in any material respect without the prior written consent of the Required Lenders. Each of the Credit Parties will not, nor will it permit any of its Subsidiaries to, without the prior written consent of the Administrative Agent, amend, modify, cancel or terminate or fail to renew or extend or permit the amendment, modification, cancellation or termination of any of the Material Contracts (other than in the ordinary course of business), except in the event that such amendments, modifications, cancellations or terminations could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 6.10    Limitation on Restricted Actions.
Each of the Credit Parties will not, nor will it permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Credit Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its properties or assets to any Credit Party, or (e) act as a Guarantor and pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)‑(d) above) for such encumbrances or restrictions existing under or by reason of (i) this Agreement and the other Credit Documents, (ii) Applicable Law, (iii) any document or instrument governing Indebtedness maintained pursuant to Section 6.1(b) or incurred pursuant to Section 6.1(c), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith or (iv) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.
Section 6.11    Restricted Payments.
Each of the Credit Parties will not, nor will it permit any Subsidiary to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except:
(a)    to make dividends payable solely in the common stock or equivalent equity interests of such Person;
(b)    to make dividends or other distributions payable to any Credit Party (directly or indirectly through Subsidiaries);
(c)    the Parent may redeem and/or repurchase shares of its Capital Stock or pay cash dividends to its shareholders in an aggregate amount not to exceed $50,000,000 over the term of this Agreement; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of such Restricted Payment or result therefrom and (ii) the sum of (A) Consolidated Cash on Hand plus (B) Accessible Borrowing Availability, shall be not less than $40,000,000 after giving

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effect to such Restricted Payment; provided further that if the Lease Adjusted Leverage Ratio both before and after giving effect to any such Restricted Payment on a Pro Forma Basis is less than 4.50 to 1.00 (as demonstrated to the reasonable satisfaction of the Administrative Agent prior to the payment thereof) and the conditions in clauses (i) and (ii) have been satisfied, the Borrower may make additional Restricted Payments in cash pursuant to this subsection (c) without regard to such aggregate limitation (it being understood and agreed that any Restricted Payment that is permitted by this subsection at the time it is made shall thereafter be deemed permitted by this subsection regardless of whether the conditions set forth herein continue to be satisfied with respect to future Restricted Payments);
(d)    so long as no Default or Event of Default shall have occurred and be continuing, any Credit Party may make Restricted Payments to any employee of the Parent or any Subsidiary pursuant to severance agreements with such employee in an aggregate amount not to exceed $2,000,000 in cash in each fiscal year;
(e)    so long as no Default or Event of Default shall have occurred and be continuing, any Credit Party may repurchase or redeem any of its Equity Interests from an employee of the Parent or any Subsidiary in connection with payments of withholding taxes payable in connection with the vesting of such Equity Interests in an aggregate amount not to exceed $1,000,000 in cash in each fiscal year.
Section 6.12    Sale Leasebacks.
No Credit Party will, directly or indirectly, (i) sell or transfer any property (whether real, personal or mixed and whether now owned or hereafter acquired) to a Person that is not a Credit Party (for purposes of this Section 6.12, the “Sale Leaseback Property”) and then (ii) promptly lease (whether as an Operating Lease or a Capital Lease), or guaranty a lease of, the Sale Leaseback Property and use the Sale Leaseback Property for substantially the same purpose in existence prior to the sale or transfer (any such transaction, a “Sale Leaseback Transaction”); provided, however, that Sale Leaseback Transactions shall be permitted so long as such Sale Leaseback Transactions do not exceed an aggregate amount of $50,000,000 during the term of this Agreement.
Section 6.13    No Further Negative Pledges.
Each of the Credit Parties will not, nor will it permit any Subsidiary to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security to secure obligations under such agreement if security is given for some other obligation, except (a) pursuant to this Agreement and the other Credit Documents, (b) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 6.1(c), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, and (c) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.
Section 6.14    Amendments to Subordinated Debt, etc.
Each of the Credit Parties will not, nor will it permit any Subsidiary to, after the issuance thereof, amend or modify (or permit the amendment or modification of) any of the terms of any Subordinated Debt of such Credit Party or Subsidiary if such amendment or modification would add or change any terms in a

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manner adverse to the Lenders, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto or change any subordination provision thereof.
Section 6.15    Management Fees.
Each of the Credit Parties will not, nor will it permit any Subsidiary to, directly or indirectly, pay any management, consulting or similar fees to any Affiliate or to any manager, director, officer or employee of the Credit Parties or any of their Subsidiaries, other than those payments included in the corporate overhead of the Parent or any Subsidiary or other payments made in the ordinary course of business without the prior written consent of the Required Lenders.
Section 6.16    Parent Holding Company/Liquor License Subsidiaries.
The Parent shall not engage in any activities or operations whatsoever, other than (a) general administrative and other functions required by law, (b) owning all of the Capital Stock of the Borrower, (c) guaranteeing the Secured Obligations pursuant to the terms of this Agreement and the other Credit Documents and performing its obligations hereunder and thereunder and (d) those activities or operations that are necessary or appropriate to comply with Requirements of Law or to comply with the rules and regulations of NASDAQ or any other national securities exchange or any other securities regulatory authority. None of the Liquor License Subsidiaries shall engage in any activities or operations whatsoever, other than (i) general administrative and other functions required by law and (ii) owning their respective liquor licenses and other activities or operations incidental thereto.
ARTICLE VII

EVENTS OF DEFAULT
Section 7.1    Events of Default.
An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):
(a)    (i) The Borrower shall fail to pay any principal on any Loan when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof; or (ii) the Borrower shall fail to reimburse the Issuing Lender for any LOC Obligations when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof; or (iii) the Borrower shall fail to pay any interest on any Loan or other Secured Obligation or any fee or other amount payable hereunder when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof and such failure to pay shall continue unremedied for three (3) Business Days; or (iv) any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations hereunder; or
(b)    Any representation or warranty of a Credit Party made or deemed made herein, in the Security Documents or in any of the other Credit Documents or which is contained in any certificate, document or financial statement furnished at any time under or in connection with this

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Agreement provided by a Responsible Officer shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made; or
(c)    (i) Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 5.4 (with respect to maintenance of a Credit Party’s existence), 5.7 (with respect to notice of a Default or Event of Default) or 5.9 or Article VI hereof; or (ii) any Credit Party shall fail to comply with any other covenant, contained in this Agreement or the other Credit Documents (other than as described in Sections 7.1(a) or 7.1(c)(i) above), and in the event such breach or failure to comply is capable of cure, is not cured within the time prescribed therein, or to the extent not prescribed therein, within thirty (30) days of its occurrence; or
(d)    Any Credit Party or any of its Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Indebtedness hereunder) in a principal amount outstanding of at least $15,000,000 in the aggregate for the Credit Parties and their Subsidiaries beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Indebtedness hereunder) in a principal amount outstanding of at least $15,000,000 in the aggregate for the Credit Parties and their Subsidiaries or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or required to be repurchased, prepaid, defeased or redeemed prior to its stated maturity; or (iii) default any Secured Hedging Agreement, the effect of which default is to cause or permit the counterparty thereto to declare an event of default or termination event, as defined therein; or
(e)    (i) Any Credit Party or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to have it judged bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding‑up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Credit Party or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Credit Party or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Credit Party or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of their assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Credit Party or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Credit Party or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

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(f)    One or more judgments, orders, decrees or arbitration awards shall be entered against any Credit Party or any of its Subsidiaries involving in the aggregate a liability (to the extent not covered by third-party insurance with respect to which coverage has not been disputed by the insurer for a period in excess of ninety (90) days; provided however that such ninety (90) day period shall no longer be in effect to the extent that any such judgment, order, decree or arbitration award shall be executed upon at any time during such period by the holder thereof) of $15,000,000 or more and all such judgments, orders, decrees or arbitration awards shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within 10 Business Days from the entry thereof or any injunction, temporary restraining order or similar decree shall be issued against any Credit Party or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect; or
(g)    The occurrence of any of the following: (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) the determination that a Plan is in “at risk status” as defined in Section 430 of the Code or any Lien in favor of the PBGC or a Plan (other than a Permitted Lien) shall arise on the assets of any Credit Party, any of its Subsidiaries or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a Trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Credit Party, any of its Subsidiaries or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could have a Material Adverse Effect; or
(h)    There shall occur a Change of Control; or
(i)    The Guaranty or any provision thereof for any reason shall cease to be in full force and effect or any Guarantor or any Person acting by or on behalf of any Guarantor shall deny or disaffirm any Guarantor’s obligations under the Guaranty; or
(j)    Any other Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers and privileges purported to be created thereby in any material respect (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive) or any Lien shall fail to be perfected on a material portion of the Collateral.
Section 7.2    Acceleration; Remedies.
Upon the occurrence and during the continuation of an Event of Default, then, (a) if such event is an Event of Default specified in Section 7.1(e) above, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon), and all other Secured Obligations under the Credit Documents (including without limitation the maximum amount of all contingent liabilities under Letters of Credit) shall immediately become due and payable, and the Borrower shall immediately pay to the

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Administrative Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit in an amount equal to the maximum amount which may be drawn under Letters of Credit then outstanding and (b) if such event is any other Event of Default, any of the following actions may be taken: with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, (i) by notice to the Borrower declare all or any portion of the Commitments to be terminated forthwith, whereupon such Commitments shall immediately terminate, (ii) by notice of default to the Borrower, declare the Loans (with accrued interest thereon) and all other Secured Obligations under the Credit Documents (including without limitation the maximum amount of all contingent liabilities under Letters of Credit) to be due and payable forthwith and direct the Borrower to pay to the Administrative Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit an amount equal to the maximum amount of which may be drawn under Letters of Credit then outstanding, whereupon the same shall immediately become due and payable, (iii) hire, at the expense of the Credit Parties, one or more consultants and the Credit Parties agree to cooperate with such consultants, (iv) exercise any rights or remedies of the Administrative Agent or the Lenders under this Agreement or any other Credit Document, including, without limitation, any rights or remedies with respect to the Collateral, and (v) exercise any rights or remedies available to the Administrative Agent or Lenders under Applicable Law.
Section 7.3    Rights and Remedies Cumulative; Non-Waiver; etc.
The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Credit Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Credit Documents or to constitute a waiver of any Event of Default.
Section 7.4    Administrative Agent May File Proofs of Claim.
In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or LOC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LOC Obligations and all other Obligations arising under the Credit Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the

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Lenders and the Administrative Agent under Sections 2.6 and 9.5) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.6 and 9.5.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 7.5    Credit Bidding.
(a)    The Administrative Agent, on behalf of itself and the Lenders, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the Lenders all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law. Such credit bid or purchase may be completed through one or more acquisition vehicles formed by the Administrative Agent to make such credit bid or purchase and, in connection therewith, the Administrative Agent is authorized, on behalf of itself and the other Secured Parties, to adopt documents providing for the governance of the acquisition vehicle or vehicles, and assign the applicable Secured Obligations to any such acquisition vehicle in exchange for equity interests and/or debt issued by the applicable acquisition vehicle (which shall be deemed to be held for the ratable account of the applicable Secured Parties on the basis of the Secured Obligations so assigned by each Secured Party).
(b)    Each Lender hereby agrees that, on behalf of itself and each of its Affiliates that is a Secured Party, except as otherwise provided in any Credit Documents or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Credit Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.
ARTICLE VIII

THE AGENT

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Section 8.1    Appointment and Authority.
Each of the Lenders and the Issuing Lender hereby irrevocably designates and appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions. The Administrative Agent shall also act as the “collateral agent” under the Credit Documents, and each of the Lenders (including in its capacity as a potential Hedge Bank or Cash Management Bank) and the Issuing Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article VIII for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Articles VIII and IX (including Section 9.5, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Credit Documents) as if set forth in full herein with respect thereto.
Section 8.2    Delegation of Duties.
The Administrative Agent may execute any of its duties under this Agreement by or through agents or attorneys‑in‑fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys‑in‑fact selected by it with reasonable care. Without limiting the foregoing, the Administrative Agent may appoint one of its affiliates as its agent to perform its the functions of the Administrative Agent hereunder relating to the advancing of funds to the Borrower and distribution of funds to the Lenders and to perform such other related functions of the Administrative Agent hereunder as are reasonably incidental to such functions.
Section 8.3    Exculpatory Provisions.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or Applicable Law; and

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(c)    shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.1 and Section 7.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 8.4    Reliance by Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 8.5    Notice of Default.
The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such

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directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.
Section 8.6    Non‑Reliance on Administrative Agent and Other Lenders‑.
Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys‑in‑fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys‑in‑fact or affiliates.
Section 8.7    Administrative Agent in Its Individual Capacity.
The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent hereunder. With respect to its Loans made or renewed by it and any Note issued to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.
Section 8.8    Resignation By Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower and subject to the consent of the Borrower (provided no Event of Default has occurred and is continuing at the time of such resignation), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall

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notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 9.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
(b)    Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.
Section 8.9    Nature of Duties.
Except as otherwise expressly stated herein, any agent (other than the Administrative Agent) listed from time to time on the cover page of this Agreement shall have no obligations, responsibilities or duties under this Agreement or under any other Credit Document other than obligations, responsibilities and duties applicable to all Lenders in their capacity as Lenders; provided, however, that such agents shall be entitled to the same rights, protections, exculpations and indemnifications granted to the Administrative Agent under this Article VIII in their capacity as an agent.
Section 8.10    Rights as a Lender.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor

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or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 8.11    Collateral and Guaranty Matters.
Each of the Lenders (including in its or any of its Affiliate’s capacities as a potential Hedge Bank or Cash Management Bank) irrevocably authorize the Administrative Agent, at its option and in its discretion:
(a)    to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties, under any Credit Document (i) upon the termination of the Commitment and payment in full of all Secured Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements or Secured Hedging Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Credit Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 9.1;
(b)    to release any Subsidiary Guarantor from its obligations under any Credit Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and
(c)    to subordinate or release any Lien on any Collateral granted to or held by the Administrative Agent under any Credit Document to the holder of any Permitted Lien.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement pursuant to this Section 8.11. In each case as specified in this Section 8.11, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Subsidiary Guaranty Agreement, in each case in accordance with the terms of the Credit Documents and this Section 8.11. In the case of any such sale, transfer or disposal of any property constituting Collateral permitted pursuant to Section 6.5, the Liens created by any of the Security Documents on such property shall be automatically released without need for further action by any person.
Section 8.12    Secured Hedging Agreements and Secured Cash Management Agreements.
No Cash Management Bank or Hedge Bank that obtains the benefits of Section 2.12(b) or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Agreements and Secured Hedging Agreements unless the Administrative

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Agent has received written notice of such Secured Cash Management Agreements and Secured Hedging Agreements, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
ARTICLE IX

MISCELLANEOUS
Section 9.1    Amendments, Waivers and Release of Collateral.
Neither this Agreement, nor any of the Notes, nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section nor may be released except as specifically provided herein or in the Security Documents or in accordance with the provisions of this Section 9.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, waiver, supplement, modification or release shall:
(i)    (A) reduce the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon or waive any payment default, (B) extend the expiration date of a Letter of Credit beyond the Maturity Date, (C) reduce the stated rate of any interest or fee payable hereunder (other than interest at the increased post‑default rate) or extend the scheduled date of any payment thereof, or (D) increase the amount or extend the expiration date of any Lender’s Commitment (including any Incremental Term Loan Commitment), in each case without the written consent of each Lender directly affected thereby, or
(ii)    amend, modify or waive any provision of Section 2.12, Section 2.17, this Section 9.1 or change the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders, or
(iii)    amend, modify or waive any provision of Article VIII without the written consent of the then Administrative Agent, or
(iv)    release (A) the Parent or the Borrower from its obligations under the Credit Documents, or (B) all of the Guarantors or the Guarantors comprising substantially all of the credit support for the Secured Obligations, without the written consent of all of the Lenders, or
(v)    release all or substantially all of the Collateral, without the written consent of all of the Lenders and each Hedge Bank, or

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(vi)    amend the definitions of (a) “Hedging Agreement,” “Secured Hedging Agreement,” or “Hedge Bank” without the consent of each Hedge Bank that would be adversely affected thereby or (b) “Cash Management Agreement,” “Secured Cash Management Agreement” or “Cash Management Bank” without the consent of each Cash Management Bank that would be adversely affected thereby; or
(vii)    amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of the Required Lenders or all Lenders, without the written consent of all of the Required Lenders or Lenders as appropriate and, provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent or the Issuing Lender under any Credit Document shall in any event be effective, unless in writing and signed by the Administrative Agent and/or the Issuing Lender, as applicable, in addition to the Lenders required hereinabove to take such action;
provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required above, affect the rights or duties of the Issuing Lender under this Agreement or any application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document; (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (v) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular tranche (but not the Lenders holding Loans or Commitments of any other tranche) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Lenders holding Loans or Commitments under the affected tranche that would be required to consent thereto under this Section if such Lenders were the only Lenders hereunder at the time, and (vi) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Credit Documents (and such amendment shall become effective without any further action or consent of any other party to any Credit Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrower, the other Credit Parties, the Lenders, the Issuing Lender, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Borrower, the other Credit Parties, the Lenders, the Issuing Lender and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
Notwithstanding any of the foregoing to the contrary, the consent of the Borrower shall not be required for any amendment, modification or waiver of the provisions of Article VIII (other than the provisions of Section 8.8); provided, however, that the Administrative Agent will provide written notice to the Borrower of any such amendment, modification or waiver. In addition, the Borrower and the Lenders

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hereby authorize the Administrative Agent to modify this Agreement by unilaterally amending or supplementing Schedule 1.1(a) from time to time in the manner requested by the Borrower, the Administrative Agent or any Lender in order to reflect any assignments or transfers of the Loans as provided for hereunder; provided, however, that the Administrative Agent shall promptly deliver a copy of any such modification to the Borrower and each Lender.
Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.
Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Section 9.1) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 2.5 (including, without limitation, as applicable, (1) to permit the Incremental Loans to share ratably in the benefits of this Agreement and the other Loan Documents and (2) to include the Incremental Loans, in any determination of (i) Required Lenders or (ii) similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitment or any increase in any Lender’s Commitment Percentage, in each case, without the written consent of such affected Lender.
Section 9.2    Notices.
Except as otherwise provided in Article II, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) when delivered by hand, (b) when transmitted via telecopy (or other facsimile device) to the number set out herein, (c) the Business Day immediately following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, addressed as follows in the case of the Borrower, the other Credit Parties and the Administrative Agent, and, with respect to each Lender, as set forth in such Lender’s Administrative Questionnaire, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

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The Borrower	Red Robin International, Inc.

and the other	6312 S. Fiddler’s Green Circle

Credit Parties:	Suite 200 North
Greenwood Village, CO 80111
Attention:    Chief Financial Officer
Facsimile:     (303) 846-6067
Telephone:     (303) 846-6024
with a copy to:
Red Robin Gourmet Burgers, Inc.
6312 S. Fiddler’s Green Circle
Suite 200 North
Greenwood Village, CO 80111

Attention:	Chief Legal Officer
Facsimile:     (303) 846-6067
Telephone:     (303) 846-6034
The Administrative Agent:
For all notices other than Request for Extensions of Credit:
Wells Fargo Bank, National Association
1808 Aston Avenue, Suite 250
Carlsbad, CA 92008
Attention:    Loan Administration
(760) 918-2700 Telephone
(760) 918-2727 Fax
with a copy to:
Wells Fargo Bank, National Association
1808 Aston Ave., Suite 250
Carlsbad, CA 92008
Attention:     Lorenza Tupaz
Telephone:     (760) 918-2743
Email:        Lorenza.J.Tupaz@wellsfargo.com
Requests for Extensions of Credit:
Please send Borrowing Notice according to the instructions below
VIA FAX
Wells Fargo Bank, National Association
MAC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, NC 28262
Attention of: Syndication Agency Services
Telephone No.: (704) 590-2703
Facsimile No.: (704) 590-3481

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or
VIA EMAIL
agencyservices.requests@wellsfargo.com
Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Article II if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
Section 9.3    No Waiver; Cumulative Remedies.
No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Section 9.4    Survival of Representations and Warranties.
All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans, provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all amounts owing hereunder and under any Notes have been paid in full.
Section 9.5    Expenses; Indemnity.
(a)    Costs and Expenses. The Borrower and any other Credit Party, jointly and severally, shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment,

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renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims), damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower, any Subsidiary or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Credit Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Credit Party or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if such Credit Party or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the

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unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), Issuing Lender or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.13.
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower and each other Credit Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.
(e)    Payments. All amounts due under this Section shall be payable promptly after demand therefor. The agreements and obligations set forth in this Section 9.5 shall survive the termination of this Agreement and payment of the Notes and all other amounts payable hereunder.
Section 9.6    Successors and Assigns; Participations; Purchasing Lenders.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case

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of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C)    the consents of the Issuing Lender and the Swingline Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding) or for any assignment in respect of the Revolving Credit Facility.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment (provided, that only one such fee will be payable in connection with simultaneous assignments to two or more Approved Funds by a Lender), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) any Defaulting

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Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16, 2.17, 2.18 and 9.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption and each Lender Joinder Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, Issuing Lender, Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant,

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agree to any amendment, modification or waiver or modification described in Section 9.1 that directly affects such Participant and could not be affected by a vote of the Required Lenders. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15, 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7 as though it were a Lender, and such Participant agrees to be subject to the requirements set forth in Section 9.7 as though it were a Lender.
Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary.
(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.16, 2.17 and 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. No Participant shall be entitled to the benefits of Section 2.18 unless such Participant agrees, for the benefit of the Borrower, to comply with Sections 2.18(b) and (c) as though it were a Lender.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 9.7    Right of Set‑off; Sharing of Payments‑.
(a)    If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Credit Document to such Lender, the Issuing Lender or the Swingline Lender, irrespective of whether or not such Lender, the Issuing Lender or the Swingline Lender shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower or

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such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, the Issuing Lender or the Swingline Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, the Issuing Lender and the Swingline Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
(b)    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 2.16, 2.17, 2.18 or 9.5) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
(ii)    the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, (B) the application of cash collateral provided for in Section 2.21 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Borrower or any of its Subsidiaries (as to which the provisions of this paragraph shall apply).
Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.
Section 9.8    Table of Contents and Section Headings.
The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Agreement.
Section 9.9    Counterparts; Integration; Effectiveness; Electronic Execution of Assignments.
(a)    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery

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of a manually executed counterparty hereof. This Agreement and the other Credit Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Credit Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Credit Document shall not be deemed a conflict with this Agreement. Each Credit Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.
(b)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 9.10    All Powers Coupled with an Interest.
All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Credit Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the facilities hereunder have not been terminated.
Section 9.11    Severability.
Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 9.12    Inconsistencies with Other Documents.
In the event there is a conflict or inconsistency between this Agreement and any other Credit Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on the Borrower or any of its Subsidiaries or further restricts the rights of the Borrower or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.
Section 9.13    Governing Law.

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This Agreement and the other credit documents (unless expressly set forth therein) and the rights and obligations of the parties under this Agreement and the other credit documents shall be governed by, and construed and interpreted in accordance with, the law of the State of New York (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) WITHOUT REGARD TO CONFLICTS OR CHOICE OF LAW PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
Section 9.14    Consent to Jurisdiction; Waiver of Venue; Service of Process.
(a)     Consent to Jurisdiction. The Borrower and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the Issuing Lender, the Swingline Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Credit Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent, any Lender, the Issuing Lender or the Swingline Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction
(b)    Waiver of Venue. The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
Section 9.15    Confidentiality.
The Administrative Agent and each of the Lenders agrees that it will use its commercially reasonable efforts not to disclose without the prior consent of the Borrower any information with respect to the Parent and its Subsidiaries which is furnished pursuant to this Agreement, any other Credit Document or any documents contemplated by or referred to herein or therein and which is designated by the Borrower to the Lenders in writing as confidential or as to which it is otherwise reasonably clear such information is not public (the “Information”), except that any Lender may disclose any such Information (a) to its employees, affiliates, auditors or counsel or to another Lender each of whom shall have been made aware of this confidentiality requirement and shall have agreed to be bound by its provisions and other than as prohibited by Regulation FD, (b) as has become generally available to the public other than by a breach of this Section 9.15, (c) as may be required or appropriate in any report, statement or testimony submitted to any

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municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or the Office of the Comptroller of the Currency or the National Association of Insurance Commissioners or similar organizations (whether in the United States or elsewhere) or their successors, (d) as may be required or appropriate in response to any summons or subpoena or any law, order, regulation or ruling applicable to such Lender, (e) to (i) any prospective Participant or assignee in connection with any contemplated transfer pursuant to Section 9.6 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower, provided that such prospective transferee shall have been made aware of this Section 9.15 and shall have agreed to be bound by its provisions as if it were a party to this Credit Agreement, (f) customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of the Credit Documents, (g) in connection with any suit, action or proceeding for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies or interests under or in connection with the Credit Documents or any Secured Hedging Agreement, (h) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.15), (i) any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (j) to a Person that is a trustee, collateral manager, servicer, noteholder or secured party in a Securitization in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization; provided that such Person shall have been made aware of this Section 9.15 and shall have agreed to be bound by its provisions as if it were a party to this Credit Agreement. For purposes of this Section “Securitization” shall mean a public or private offering by a Lender or any of its affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized in whole or in part by, the Loans.
Section 9.16    Acknowledgments.
The Borrower and the other Credit Parties each hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;
(b)    neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower or any other Credit Party arising out of or in connection with this Agreement and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower and the other Credit Parties, on the other hand, in connection herewith is solely that of debtor and creditor; and
(c)    no joint venture exists among the Lenders or among the Borrower or the other Credit Parties and the Lenders.
Section 9.17    Waivers of Jury Trial.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

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EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 9.18    Compliance with Tax Shelter Regulations.
(a)    The Borrower and each Lender (i) represents and warrants that, as of the Closing Date, it does not intend to treat the Extensions of Credit hereunder and the other transactions contemplated hereby as a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4) and (ii) covenants to give prior written notice to the Administrative Agent and the Borrower (as applicable) if it determines to take any action inconsistent with the intention represented in the foregoing clause (i).
(b)    Subject to the terms of Section 9.18(a)(ii), if a Lender determines that the Extensions of Credit made by such Lender should be treated as part of a transaction that is subject to Treasury Regulation Section 1.6011-4 or Section 301.6112-1, such Lender, the Administrative Agent and the Borrower may file such IRS forms or maintain such lists and other records as they may determine is required by such Treasury Regulations.
(c)    Notwithstanding anything herein (including Section 9.15) or in any other Credit Document to the contrary, the Borrower, the Administrative Agent and each Lender may disclose to any and all persons, without limitation of any kind, any information with respect to the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated hereby and all material of any kind (including opinions or other tax analyses) that are provided to the Borrower, the Administrative Agent or such Lender relating to such tax treatment and tax structure.
Section 9.19    Patriot Act Notice.
Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and the Guarantors and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the Guarantors in accordance with the Patriot Act.
Section 9.20    No Advisory or Fiduciary Relationship.
(a)    In connection with all aspects of each transaction contemplated hereby, each Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with

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the process leading to such transaction, each of the Administrative Agent, the Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Administrative Agent, the Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether any Arranger or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents, (iv) the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship, and (v) the Administrative Agent, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.
(b)    Each Credit Party acknowledges and agrees that each Lender, the Arrangers and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, the Parent, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Arranger or Affiliate thereof were not a Lender or Arranger or an Affiliate thereof (or an agent or any other person with any similar role under the Revolving Credit Facility) and without any duty to account therefor to any other Lender, the Arrangers, the Parent, the Borrower or any Affiliate of the foregoing. Each Lender, the Arrangers and any Affiliate thereof may accept fees and other consideration from the Parent, the Borrower or any Affiliate thereof for services in connection with this Agreement, the Revolving Credit Facility or otherwise without having to account for the same to any other Lender, the Arrangers, the Parent, the Borrower or any Affiliate of the foregoing, provided that nothing in this Section shall modify, limit or invalidate any agreement between any of the Arrangers, the Lenders or the Affiliates thereof for payment of fees or other consideration related to this Agreement or the Revolving Credit Facility.
Section 9.21    Acknowledgment and Consent to Bail-In of EEA Financial Institutions    .
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

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(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
ARTICLE X

GUARANTY
Section 10.1    The Guaranty.
In order to induce the Lenders to enter into this Credit Agreement, any Hedge Bank to enter into any Secured Hedging Agreement, any Cash Management Bank to enter into any Secured Cash Management Agreement and to extend credit hereunder and thereunder and in recognition of the direct benefits to be received by the Guarantors from the Extensions of Credit hereunder, any Secured Hedging Agreement and any Cash Management Agreement, each of the Guarantors hereby agrees with the Administrative Agent, the Lenders, the Hedge Banks and the Cash Management Banks as follows: the Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Secured Obligations. If any or all of the indebtedness becomes due and payable hereunder or under any Secured Hedging Agreement or under any Cash Management Agreement, each Guarantor unconditionally promises to pay such indebtedness to the Administrative Agent, the Lenders, the Hedge Banks, the Cash Management Banks, or their respective order, or demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of the Secured Obligations.
Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under Applicable Law (whether federal or state and including, without limitation, the Bankruptcy Code).
Section 10.2    Bankruptcy.
Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Secured Obligations of the Borrower to the Lenders, any Hedge Banks and any Cash Management Banks whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 7.1(f), and unconditionally promises to pay such Secured Obligations to the Administrative Agent for the account of the Lenders, to any such Hedge Banks, and to any such Cash Management Banks, or order, on demand, in lawful money of the United States. Each of the Guarantors further agrees that to the extent that the Borrower or a Guarantor shall make a payment or a transfer of an

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interest in any property to the Administrative Agent, any Lender, any Hedge Bank or any Cash Management Bank, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Borrower or a Guarantor, the estate of the Borrower or a Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.
Section 10.3    Nature of Liability.
The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Secured Obligations of the Borrower whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Secured Obligations of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Administrative Agent, the Lender, any Hedge Bank or any Cash Management Bank on the Secured Obligations which the Administrative Agent, such Lenders, such Hedge Bank or such Cash Management Bank repay the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.
Section 10.4    Independent Obligation.
The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or the Borrower and whether or not any other Guarantor or the Borrower is joined in any such action or actions.
Section 10.5    Authorization.
Each of the Guarantors authorizes the Administrative Agent, each Lender and each Hedge Bank without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Secured Obligations or any part thereof in accordance with this Credit Agreement, any Secured Hedging Agreement and any Secured Cash Management Agreement, as applicable, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this Guaranty or the Secured Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, Guarantors, the Borrower or other obligors.
Section 10.6    Reliance.
It is not necessary for the Administrative Agent, the Lenders, any Hedge Bank or any Cash Management Bank to inquire into the capacity or powers of the Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Secured Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

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Section 10.7    Waiver.
(a)    Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent, any Lender or any Hedge Bank to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s, any Lender’s, any Hedge Bank’s or any Cash Management Bank’s power whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party other than payment in full of the Secured Obligations (other than contingent indemnity obligations), including without limitation any defense based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the unenforceability of the Secured Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Secured Obligations. The Administrative Agent may, at its election, foreclose on any security held by the Administrative Agent by one or more judicial or nonjudicial sales (to the extent such sale is permitted by Applicable Law), or exercise any other right or remedy the Administrative Agent or any Lender may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Secured Obligations have been paid in full and the Commitments have been terminated. Each of the Guarantors waives any defense arising out of any such election by the Administrative Agent or any of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrower or any other party or any security.
(b)    Each of the Guarantors waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Secured Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Secured Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.
(c)    Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Lenders, any Hedge Bank or any Cash Management Bank against the Borrower or any other guarantor of the Secured Obligations of the Borrower owing to the Lenders, such Hedge Banks or such Cash Management Banks (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Secured Obligations shall have been paid in full and the Commitments have been terminated. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent, the Lenders, any Hedge Bank or any Cash Management Bank now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Secured Obligations of the Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders, any Hedge Bank and/or any Cash Management Bank to secure payment of the

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Secured Obligations of the Borrower until such time as the Secured Obligations (other than contingent indemnity obligations) shall have been paid in full and the Commitments have been terminated.
Section 10.8    Limitation on Enforcement.
The Lenders, the Hedge Banks and the Cash Management Banks agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders, such Hedge Banks or such Cash Management Banks (only with respect to obligations under the applicable Secured Hedging Agreement and Secured Cash Management Agreement) and that no Lender, Hedge Bank or Cash Management Bank shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Credit Agreement and for the benefit of any Hedge Bank under any Secured Hedging Agreement and any Cash Management Bank under any Secured Cash Management Agreement. The Lenders, the Hedge Banks and the Cash Management Banks further agree that this Guaranty may not be enforced against any director, officer, employee or stockholder of the Guarantors.
Section 10.9    Confirmation of Payment.
The Administrative Agent and the Lenders will, upon request after payment of the Secured Obligations which are the subject of this Guaranty and termination of the Commitments relating thereto, confirm to the Borrower, the Guarantors or any other Person that such indebtedness and obligations have been paid and the Commitments relating thereto terminated, subject to the provisions of Section 10.2.
At such time as the Secured Obligations which are the subject of this Guaranty have been paid in full and the Commitments have been terminated, this Guaranty and all obligations of the Guarantors hereunder shall terminate and be of no further force and effect, all without delivery of any instrument or performance of any act by any Person.
Section 10.10    Keepwell.
Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Specified Credit Party to honor all of such Specified Credit Party’s obligations under this Agreement and the other Credit Documents in respect of Swap Obligations; provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.10 or otherwise under this Agreement voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. The obligations of each Qualified ECP Guarantor under this Section 10.10 shall remain in full force and effect until the Credit Party Obligations have been paid in full and the Commitments have expired or terminated. Each Qualified ECP Guarantor intends that this Section 10.10 constitute, and this Section 10.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Credit Party for all purposes of Section la(18)(A)(v)(II) of the Commodity Exchange Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

BORROWER:	RED ROBIN INTERNATIONAL, INC.,
a Nevada corporation
By:/s/ Michael L. Kaplan
Name: Michael L. Kaplan
Title: Vice President and Assistant Secretary

GUARANTORS:	RED ROBIN GOURMET BURGERS, INC., a Delaware corporation
By:/s/ Michael L. Kaplan
Name: Michael L. Kaplan
Title: Senior Vice President, Chief Legal Officer and Secretary
RED ROBIN WEST, INC.,
a Nevada corporation
By:/s/ Michael L. Kaplan
Name: Michael L. Kaplan
Title: Vice President and Assistant Secretary
WESTERN FRANCHISE DEVELOPMENT, INC.,
a California corporation
By:/s/ Michael L. Kaplan
Name: Michael L. Kaplan
Title: Vice President and Assistant Secretary
RED ROBIN DISTRIBUTING COMPANY LLC,
a Nevada limited liability company
By:/s/ Michael L. Kaplan
Name: Michael L. Kaplan
Title: Manager

Red Robin International, Inc.
Credit Agreement

NORTHWEST ROBINS, L.L.C.,
a Washington limited liability company
By:    RED ROBIN INTERNATIONAL, INC., Sole Member and Manager of Northwest Robins, L.L.C.
By:/s/ Michael L. Kaplan
Name: Michael L. Kaplan
Title: Vice President and Assistant Secretary
RED ROBIN EXPRESS, LLC,
a Colorado limited liability company
By:/s/ Michael L. Kaplan
Name: Michael L. Kaplan
Title: Manager
RED ROBIN NORTH HOLDINGS, INC.,
a Nevada corporation
By:/s/ Michael L. Kaplan
Name: Michael L. Kaplan
Title: Vice President and Assistant Secretary

Red Robin International, Inc.
Credit Agreement

ADMINISTRATIVE AGENT

AND LENDERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Lender and as a Lender
By: /s/ Darcy McLaren
Name: Darcy McLaren
Title: Director
BANK OF AMERICA, N.A., as a Lender
By: /s/ Anthony Luppino
Name: Anthony Luppino
Title: Vice President
COMPASS BANK, as a Lender
By: /s/ Joseph W. Nimmons
Name: Joseph W. Nimmons
Title: Sr. Vice President
COOPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as a Lender
By: /s/ Jess Geisbauer
Name: Jess Geisbauer
Title: Executive Director
U.S. BANK NATIONAL ASSOCIATION, as a Lender
By: /s/ Jeff Benedix
Name: Jeff Benedix
Title: Vice President

Red Robin International, Inc.
Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender
By: /s/ Laura Woodward
Name: Laura Woodward
Title: Vice President
JPMORGAN CHASE BANK, N.A. (TORONTO BRANCH), as a Lender
By: /s/ Debra Booth
Name: Debra Booth
Title: Executive Director

Red Robin International, Inc.
Credit Agreement